Execution
                                                                       Copy











                                 AMENDED AND RESTATED

                                   CREDIT AGREEMENT

                              Dated as of March 22, 1995

                                        among

                          PIONEER FINANCIAL SERVICES, INC.,


                           AMERICAN NATIONAL BANK AND TRUST
                                 COMPANY OF CHICAGO,
                                       as Agent

                                         and

                           AMERICAN NATIONAL BANK AND TRUST
                                 COMPANY OF CHICAGO,

                             FIRSTAR BANK MILWAUKEE, N.A.

                                         and

                                BANK ONE, ROCKFORD, NA








                                  TABLE OF CONTENTS

                                                                       Page

                                      SECTION 1
                                 CERTAIN DEFINITIONS  . . . . . . . . .   1

               SECTION 1.1    Terms Defined in this Agreement . . . . .   1

                                      SECTION 2
                     BANK'S COMMITMENT; BORROWING PROCEDURES; LCs . . .  11

               SECTION 2.1    Bank's Commitment to Make Loans . . . . .  11
               SECTION 2.3    Procedure for Borrowing . . . . . . . . .  12
               SECTION 2.4    Conversion and Continuation Elections.  .  13
               SECTION 2.5    LC Documentation. . . . . . . . . . . . .  14
               SECTION 2.6    Agreement to Repay LC Drawings. . . . . .  16



               SECTION 2.6A   Participations. . . . . . . . . . . . . .  16
               SECTION 2.7    Mandatory Payment of LC Liability.  . . .  18
               SECTION 2.8    LC Operations.  . . . . . . . . . . . . .  19
               SECTION 2.9    Voluntary  Termination  or Reduction  of
                    Commitments.  . . . . . . . . . . . . . . . . . . .  19
               SECTION 2.11   Mandatory Prepayment. . . . . . . . . . .  20
               SECTION 2.12   Repayment.  . . . . . . . . . . . . . . .  20

                                      SECTION 3
                              NOTES EVIDENCING THE LOANS  . . . . . . .  20

               SECTION 3.1    Notes . . . . . . . . . . . . . . . . . .  20

                                      SECTION 4
                               INTEREST, FEES AND COSTS . . . . . . . .  21

               SECTION 4.1    Interest  . . . . . . . . . . . . . . . .  21
               SECTION 4.2    Fees. . . . . . . . . . . . . . . . . . .  21
                         (a)  Intentionally Omitted.  . . . . . . . . .  21
                         (b)  Unused Commitment Fees. . . . . . . . . .  21
                         (c)  Letter of Credit Fees.  . . . . . . . . .  22
                         (d)  Letter of Credit Issuance Fees. . . . . .  22
               SECTION 4.3    Computation of Fees and Interest. . . . .  22
               SECTION 4.4    Increased Costs; Capital Adequacy . . . .  22
               SECTION 4.5    Funding Losses. . . . . . . . . . . . . .  24



                                      SECTION 5
                                  MAKING OF PAYMENTS  . . . . . . . . .  25

               SECTION 5.1    Payments by the Company . . . . . . . . .  25
               SECTION 5.2    Payments by the Banks to the Agent. . . .  26
               SECTION 5.3    Setoff  . . . . . . . . . . . . . . . . .  26
               SECTION 5.4    Sharing of Payments.  . . . . . . . . . .  27

                                      SECTION 6
                            REPRESENTATIONS AND WARRANTIES  . . . . . .  27

               SECTION 6.1    Corporate Organization  . . . . . . . . .  27
               SECTION 6.2    Authorization; No Conflict  . . . . . . .  28
               SECTION 6.3    Validity and Binding Nature . . . . . . .  28
               SECTION 6.4    Financial Statements  . . . . . . . . . .  28
               SECTION 6.5    Litigation and Contingent Liabilities . .  28
               SECTION 6.6    Employee Benefit Plans  . . . . . . . . .  29
               SECTION 6.7    Investment Company Act  . . . . . . . . .  29
               SECTION 6.8    Regulation U  . . . . . . . . . . . . . .  30
               SECTION 6.9    Accuracy of Information . . . . . . . . .  30
               SECTION 6.10   Labor Controversies . . . . . . . . . . .  30
               SECTION 6.11   Tax Status  . . . . . . . . . . . . . . .  30
               SECTION 6.12   No Default  . . . . . . . . . . . . . . .  30
               SECTION 6.13   Compliance with Applicable Laws . . . . .  30
               SECTION 6.14   Insurance . . . . . . . . . . . . . . . .  31
               SECTION 6.15   Solvency. . . . . . . . . . . . . . . . .  31
               SECTION 6.16   Use of Proceeds.  . . . . . . . . . . . .  32
               SECTION 6.17   Subsidiaries. . . . . . . . . . . . . . .  32

                                      SECTION 7
                                      COVENANTS . . . . . . . . . . . .  32

               SECTION 7.1    Reports,    Certificates    and    Other
                    Information . . . . . . . . . . . . . . . . . . . .  32
                         (a)  Annual Report.  . . . . . . . . . . . . .  32
                         (b)  Interim Reports.  . . . . . . . . . . . .  32
                         (c)  Statutory Statements. . . . . . . . . . .  32
                         (d)  Reports to SEC. . . . . . . . . . . . . .  32
                         (e)  Certificates  . . . . . . . . . . . . . .  33
                         (f)  Notice of Default, Litigation  and ERISA
                              Matters . . . . . . . . . . . . . . . . .  33
                         (g)  Other Information . . . . . . . . . . . .  33
               SECTION 7.2    Corporate Existence and Franchises  . . .  34
               SECTION 7.3    Books, Records and Inspections  . . . . .  34
               SECTION 7.4    Insurance . . . . . . . . . . . . . . . .  34
               SECTION 7.5    Taxes and Liabilities . . . . . . . . . .  34
               SECTION 7.6    Cash Flow Coverage  . . . . . . . . . . .  34
               SECTION 7.7    Net Worth.  . . . . . . . . . . . . . . .  34
               SECTION 7.8    Funds for Refinancing.  . . . . . . . . .  34
               SECTION 7.9    Indebtedness. . . . . . . . . . . . . . .  35
               SECTION 7.10   Risk-Based Capital  . . . . . . . . . . .  35
               SECTION 7.11   Real Estate Concentration.  . . . . . . .  35
               SECTION 7.12   Investment Quality. . . . . . . . . . . .  35
               SECTION 7.13   Intentionally Omitted.  . . . . . . . . .  35
               SECTION 7.14   Insurance Company Leverage Ratio.   . . .  35
               SECTION 7.15   Intentionally Omitted.  . . . . . . . . .  35
               SECTION 7.17   Change in Nature of Business  . . . . . .  35
               SECTION 7.18   Depository Relationship . . . . . . . . .  36
               SECTION 7.19   Employee Benefit Plans  . . . . . . . . .  36
               SECTION 7.20   Use of Proceeds . . . . . . . . . . . . .  36
               SECTION 7.21   Other Agreements  . . . . . . . . . . . .  36
               SECTION 7.22   Compliance with Applicable Laws . . . . .  36

                                      SECTION 7A
                              UNRESTRICTED SUBSIDIARIES . . . . . . . .  37

               SECTION 7A.1   Unrestricted Subsidiaries.  . . . . . . .  37
               SECTION 7A.2   Additional Unrestricted Subsidiaries. . .  38
               SECTION 7A.3   Effectiveness of Designation. . . . . . .  38

                                      SECTION 8
                      CONDITIONS TO MAKING LOANS AND ISSUING LCS  . . .  38

               SECTION 8.1    Initial Loans.  . . . . . . . . . . . . .  38
                         (a)  Fees and Expenses . . . . . . . . . . . .  38
                         (b)  Documents . . . . . . . . . . . . . . . .  38
               SECTION 8.2    All Loans and LCs.  . . . . . . . . . . .  40
                         (a)  No Default, etc.  . . . . . . . . . . . .  40
                         (b)  Notice. . . . . . . . . . . . . . . . . .  40

                                      SECTION 9
                          EVENTS OF DEFAULT AND THEIR EFFECT  . . . . .  40

               SECTION 9.1    Events of Default . . . . . . . . . . . .  40
                         (a)  Nonpayment of the Loan  . . . . . . . . .  40
                         (b)  Nonpayment of Other Indebtedness  . . . .  40
                         (c)  Bankruptcy or Insolvency  . . . . . . . .  41
                         (d)  Specified  Noncompliance with  this
                              Agreement . . . . . . . . . . . . . . . .  41
                         (e)  Other Noncompliance with this Agreement .  41
                         (f)  Representations and Warranties  . . . . .  41
                         (g)  Employee Benefit Plans  . . . . . . . . .  42
                         (h)  Judgments . . . . . . . . . . . . . . . .  42
               SECTION 9.2    Effect of Event of Default  . . . . . . .  42

                                      SECTION 9A
                                      THE AGENT . . . . . . . . . . . .  42




               SECTION 9A.1   Appointment and Authorization . . . . . .  42
               SECTION 9A.2   Delegation of Duties  . . . . . . . . . .  43
               SECTION 9A.3   Liability of Agent  . . . . . . . . . . .  43
               SECTION 9A.4   Reliance by Agent . . . . . . . . . . . .  43
               SECTION 9A.5   Notice of Default . . . . . . . . . . . .  44
               SECTION 9A.6   Credit Decision . . . . . . . . . . . . .  44
               SECTION 9A.7   Indemnification . . . . . . . . . . . . .  44
               SECTION 9A.8   Agent in Individual Capacity  . . . . . .  45
               SECTION 9A.9   Successor Agent . . . . . . . . . . . . .  45

                                      SECTION 10
                                       GENERAL  . . . . . . . . . . . .  46

               SECTION 10.1   Amendments and Waivers  . . . . . . . . .  46
               SECTION 10.2   Notices . . . . . . . . . . . . . . . . .  46
               SECTION 10.3   Accounting Terms; Computations  . . . . .  47
               SECTION 10.4   Costs, Expenses and Taxes . . . . . . . .  47
               SECTION 10.5   Indemnification . . . . . . . . . . . . .  48
               SECTION 10.6   Captions and References . . . . . . . . .  49
               SECTION 10.7   No Waiver; Cumulative Remedies. . . . . .  49
               SECTION 10.8   Governing Law; Jury Trial; Severability .  49
               SECTION 10.9   Counterparts  . . . . . . . . . . . . . .  50
               SECTION 10.10  Successors and Assigns  . . . . . . . . .  50
               SECTION 10.11  Prior Agreements  . . . . . . . . . . . .  50
               SECTION 10.12  Assignments; Participations . . . . . . .  50
               SECTION 10.13  Confidentiality.  . . . . . . . . . . . .  51
               SECTION 10.14  Notification of Addresses, Etc. . . . . .  52


                                SCHEDULES AND EXHIBITS


          SCHEDULE 6.11  Tax Liabilities
          SCHEDULE 6.17  Subsidiaries

          EXHIBIT A      Form of Note
          EXHIBIT B      Form of Notice of Borrowing
          EXHIBIT C      Form of Notice of Conversion/Continuation



                                 AMENDED AND RESTATED
                                   CREDIT AGREEMENT


               This Amended and Restated Credit Agreement dated as of March 22, 1995 (this "Agreement"), is among (i) PIONEER FINANCIAL SERVICES, INC., a Delaware corporation (herein, together with its successors and assigns, called the "Company"), (ii) AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, as administrative agent (in such capacity, the "Agent") and (iii) AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, a national banking association (herein, together with its successors and assigns, called the
          "ANB"), FIRSTAR BANK MILWAUKEE, N.A., a national banking association (herein, together with its successors and assigns, called "Firstar") and BANK ONE, ROCKFORD, NA, a national banking association (herein, together with its successors and assigns, called "Bank One") (ANB, Firstar and Bank One collectively referred to as the "Banks" and individually as a "Bank").




                                 W I T N E S S E T H:

               WHEREAS, the Company, the Agent and the Banks are party to that certain Credit Agreement dated as of December 22, 1993 (as amended, supplemented or otherwise modified from time to time, the "Existing Agreement") pursuant to which the Banks severally agreed to make available to the Company a revolving credit facility;

               WHEREAS, the Company, the Agent and the Banks desire to amend and restate the terms and provisions of the Existing Agreement in the form of this Agreement;

               NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:


                                      SECTION 1
                                 CERTAIN DEFINITIONS

               SECTION 1.1 Terms Defined in this Agreement. When used herein the following terms shall have the following respective meanings:

               "Adjusted Capital and Surplus" means, with respect to each Principal Insurance Subsidiary as of any date, the sum of (i) Capital and Surplus for such Principal Insurance Subsidiary and
          (ii) the asset valuation reserve of such Principal Insurance Subsidiary as of such date determined in accordance with Statutory Accounting Principles.

               "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract or otherwise.

               "Agent's Payment Office" means the address for payments set forth on the signature page hereto in relation to the Agent or such other address as the Agent may from time to time specify in accordance with Section 10.2.

               "Agent-Related Persons" means the Agent and any successor Agent appointed under Section 9A.9, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

               "Aggregate Commitment" means the combined Commitments of the Banks in the amount of seventeen million dollars ($17,000,000), as such amount may be reduced from time to time pursuant to this Agreement.

               "Aggregate Stated Amount" shall mean, as of the date of determination, the aggregate Stated Amounts of all LCs.

               "Agreement" means this Credit Agreement as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

               "ANB" - see Preamble.

               "Applicable Margin" means (a) with respect to Base Rate Loans, -0-, (b) with respect to CD Rate Loans, two percent (2.00%) per annum, and (c) with respect to Eurodollar Rate Loans, two percent (2.00%) per annum.

               "Authorized Control Level RBC" shall have the same meaning as the term "Authorized Control Level RBC" as defined in the NAIC Risk-Based Capital (RBC) for Life and/or Health Insurers Model Act, as such term may be amended by the NAIC from time to time.

               "Authorized Officer" means the Chairman, the President, any Executive Vice President, the Treasurer or any Vice President of the Company that are designated as authorized officers pursuant to a resolution of the Board of Directors of the Company (each Bank shall be entitled to rely on such resolution until revoked or amended in writing by the Company).

               "Available Cash Flow" means, for any accounting period, without duplication of items that may be included in more than one of the following computations, the sum of (i) the aggregate Distributable Profits from the Insurance Subsidiaries for such period, and (ii) the combined net after tax income of the Non-Insurance Operating Subsidiaries for such period, plus depreciation, amortization and other non-cash expenses of the Non-Insurance Operating Subsidiaries for such period, minus all capitalized expenditures of the Non-Insurance Operating Subsidiaries for such period, all to be determined in accordance with GAAP.

               "Bank" or "Banks" - see Preamble.

               "Bank One" - see Preamble.

               "Bank Parties" - see Section 10.5.

               "Base Rate" means at any time and from time to time the rate of interest per annum which ANB most recently announced as its base rate at Chicago, Illinois, which rate shall not necessarily be the lowest rate of interest which ANB charges its customers.

               "Base Rate Loan" means a Loan that bears interest based on the Base Rate and the Applicable Margin with respect thereto.

               "Borrowing" means a borrowing hereunder consisting of the several Loans made to the Company on the same day by each Bank pursuant to Section 2 hereof and having the same interest rate basis and Interest Period.

               "Business Day" means any day of the year on which each Bank is open for business in the city where such Bank's main office is located.

               "Capital and Surplus" means, with respect to each Insurance Subsidiary, such Insurance Subsidiary's capital and surplus as reported on such Insurance Subsidiary's Statutory Statements most recently filed with the department of insurance of such Insurance Subsidiary's state of incorporation.

               "CD Rate" means with  respect to each Interest Period  to be applicable to a CD Rate Loan, the rate of interest per annum payable on a certificate or certificates of deposit purchased by the Company from ANB concurrently in connection with the extension of a CD Rate Loan.

               "CD Rate Loan" means a Loan that bears interest based on the CD Rate and the Applicable Margin with respect thereto.

               "Clean-up Date" shall  mean the  first day  of any  Clean-up
          Period.

               "Clean-up Period" shall mean, during such period of twelve consecutive months determined on a rolling basis, any period of sixty consecutive days in which no Loans are outstanding.

               "Commitment", with respect to each Bank, has the meaning specified in Section 2.1.

               "Commitment  Percentage"   means,  as   to  any  Bank,   the
          percentage equivalent at the time of determination of such Bank's Commitment divided by the Aggregate Commitment.

               "Company" - see Preamble.

               "Conversion Date" means any date on which the Company converts a Base Rate Loan to a Eurodollar Rate Loan or a CD Rate Loan; a CD Rate Loan to a Eurodollar Rate Loan or a Base Rate Loan; or a Eurodollar Rate Loan to a CD Rate Loan or a Base Rate Loan.

               "Debt  Service  Requirements"   means,  for  any  accounting
          period, the aggregate of the principal, interest and other dividends, payments or distributions made or required to be made
          (i) to each Bank under this Agreement, (ii) with respect to other Indebtedness and (iii) with respect to the Preferred Stock.

               "Distributable  Profits" means,  for any  accounting period,
          (i) the greater of (A) 10% of the aggregate Capital and Surplus of all Insurance Subsidiaries, and (B) the aggregated net after-tax profits of all Insurance Subsidiaries, determined in accordance with Statutory Accounting Principles for such period minus (ii) the after-tax profits of each Principal Insurance
          Subsidiary that must be retained by such Principal Insurance Subsidiary to maintain the Total Adjusted Capital required by
          Section 7.10.

               "Dollar(s)" and the sign "$" means lawful money of the United States of America.

               "Environmental  Laws"  means  any and all  federal, state or
          local   environmental  or   health   and   safety-related   laws,
          regulations, rules, ordinances, orders or directives.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder and under the Internal Revenue Code of 1986, as amended, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

               "ERISA Affiliate" means any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Internal Revenue Code of 1986, as amended, or Section 4001 of ERISA.

               "Eurodollar Rate Loan" means a Loan that bears interest based on LIBOR and the Applicable Margin with respect thereto.

               "Event  of  Default" means  any of  the events  described in
          Section 9.1.

               "Existing Agreement" - see First Recital.

               "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such date opposite the caption "Federal Funds (Effective)". If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m.
          Quotation") for such day under the caption "Federal Funds Effective Rate". If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

               "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

               "Firstar" - see Preamble.

               GAAP means the generally accepted accounting principles in the United States of America with such changes thereto as
          (i) shall be consistent with the then-effective principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors and (ii) shall be concurred in by the independent certified public accountants of recognized standing certifying any financial statements of the Company and its Subsidiaries.

               "Indebtedness" means, as of any date, all indebtedness, obligations or other liabilities of the Company and its Subsidiaries as of such date (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments for borrowed money, or (iii) pursuant to any guarantee of any indebtedness, obligations or other liabilities of any other Person of the type described in clauses (i) or (ii); provided, however, that (a) the amounts set forth in clauses (i),
          (ii) and (iii) shall not be double counted and (b) Indebtedness shall not include indebtedness, obligations or other liabilities of the Company to any Subsidiary or indebtedness, obligations or other liabilities of any Subsidiary to the Company or another Subsidiary.

               "Indemnified Liabilities" - see Section 10.5.

               "Initial Closing Date" means December 22, 1993.

               "Insurance Company Leverage Ratio" means, for each Principal Insurance Subsidiary on an individual basis as of any date and for all Principal Insurance Subsidiaries on a combined basis as of any date, the ratio of (x) Adjusted Capital and Surplus to (y) Total Assets.

               "Insurance Laws" means any and all federal or state laws, regulations, rules, ordinances, orders or directives that pertain to the regulation of insurance companies, as such.

               "Insurance Subsidiaries" means, as of any date, all Subsidiaries of the Company that are engaged in the insurance business and are subject to regulation by the insurance commission or department of any state or other jurisdiction. The Insurance Subsidiaries of the Company as of the date of this Agreement are set forth in Schedule 6.17 attached hereto.

               "Interest Payment Date" means, (a) with respect to any CD Rate Loan or Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan, provided, however, that if any Interest Period for a CD Rate Loan or Eurodollar Rate Loan exceeds 90 days or three months, respectively, the date which falls 90 days or three months (as the case may be) after the beginning of such Interest Period and after each Interest Payment Date thereafter shall also be an Interest Payment Date, and (b) with respect to any Base Rate Loan, the last Business Day of each calendar quarter and each date upon which such Loan is prepaid or converted to a Eurodollar Rate Loan or a CD Rate Loan.

               "Interest Period" means, (a) with respect to any Eurodollar Rate Loan, the period commencing on the Business Day the Loan is disbursed or continued or on the Conversion Date on which the Loan is converted to the Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation; and (b) with respect to any CD Rate Loan, the period commencing on the Business Day the CD Rate Loan is disbursed or continued or on the Conversion Date on which a Loan is converted to the CD Rate Loan and ending 30, 60, 90 or 180 days thereafter, as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation;

          provided that:

                    (i) if any Interest Period pertaining to a Eurodollar Rate Loan or CD Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                    (ii) any  Interest  Period pertaining  to  a Eurodollar
               Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                    (iii) no Interest Period for any Loan shall extend beyond a Clean-up Date or the Termination Date.

               "Investment Grade Obligations" means, as of any date for each Principal Insurance Subsidiary, investments having an NAIC investment rating of 1 or 2; or a Standard & Poor's rating within the range of ratings from AAA to BBB-; or a Moody's rating within the range of ratings from Aaa to Baa3.

               "Issuing Bank" means American National Bank and Trust Company of Chicago in its capacity as issuing bank with respect to LCs issued under and pursuant to the terms of this Agreement.

               "LC" - see Section 2.2.

               "LC Application" - see Section 2.5.

               "Liabilities" means any and all of the Company's obligations to the Banks, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, which arise out of or in connection with this Agreement or the Related Documents.

               "LIBOR" means, with respect to each Interest Period to be applicable to a Eurodollar Rate Loan, the rate of interest per annum determined by the Agent obtained by dividing (a) the Telerate Screen Rate for such Interest Period or (b) if the Telerate Screen Rate is unavailable at the time the LIBOR rate is to be determined, a rate determined on the basis of the offered rates for deposits in U.S. dollars for a period approximately equal to such Interest Period which appear on the Reuters Screen LIBO Page, as of 11:00 a.m., London time, on the day that is two London banking days preceding the beginning of such Interest Period by (c) a percentage equal to 100% minus the stated maximum rate (expressed as a percentage) as prescribed by the Federal Reserve Board of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on the first day of such Interest Period to any member bank of the Federal Reserve System in respect of Eurodollar funding or liabilities.

               "Lien" means any mortgage, pledge, lien, security interest or other charge or encumbrance, including the retained security title of a conditional vendor or lessor.

               "Loan" means an extension of credit by a Bank to the Company pursuant to Section 2, and may be a Base Rate Loan, CD Rate Loan or a Eurodollar Rate Loan.

               "Majority Banks" means at any time a group of Banks that shall include ANB and at least one other Bank.

               "Margin Stock" has the meaning given to such term in Regulation U.

               "Material Subsidiary" means any Subsidiary of the Company, the financial condition of which, when consolidated with the financial condition of the Company, has a material effect on such financial condition of the Company, and shall include, without limitation, each Principal Insurance Subsidiary.

               "Mortgage"  means, as  of  any date,  as  to each  Principal
          Insurance Subsidiary, the amount of such Principal Insurance Subsidiary's mortgage loans on real estate calculated in accordance with Statutory Accounting Principles.

               "Multiemployer Plan" means a "multiemployer plan" as defined in ERISA.

               "NAIC"   means   the  National   Association   of  Insurance
          Commissioners and any successor thereto.

               "Net Worth" means, with respect to the Company, as at the time any determination thereof is made, the consolidated shareholders' equity (including common stock, additional paid-in capital, retained earnings, and net unrealized gains and losses).

               "Non-Insurance Operating Subsidiaries" means, as of any date, all Subsidiaries of the Company that are not Insurance Subsidiaries. The Non-Insurance Operating Subsidiaries of the Company as of the date of this Agreement are set forth in
          Schedule 6.17 attached hereto.

               "Non-Investment Grade Obligations" means, as of any date, for each Principal Insurance Subsidiary, any fixed maturity debt instrument investment that is not an Investment Grade Obligation.

               "Note" or "Notes" - see Section 3 and Exhibit A.

               "Notice of Borrowing" means a notice given by the Company to the Agent pursuant to Section 2.3, in substantially the form of Exhibit B.

               "Notice of Conversion/Continuation" means  a notice given by
          the  Company   to  the   Agent  pursuant   to  Section   2.4,  in
          substantially the form of Exhibit C.

               "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

               "Permitted Liens" - see Section 7.16.

               "Person" means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind.

               "Plan" means an "employee pension benefit plan", as such term is defined in Section 3(2) of ERISA, an "employee welfare benefit plan," as such term is defined in Section 3(1) of ERISA, or any bonus, deferred compensation, stock purchase, stock option, severance, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar arrangement.

               "Preferred  Stock"  means   the  shares  of  the   Company's
          Cumulative Convertible Exchangeable Preferred Stock, having a stated value of $25 per share.

               "Principal Insurance Subsidiaries" means, as of any date, any Insurance Subsidiary that is or becomes engaged in a material amount of insurance business and has been designated in writing by all of the Banks and the Company as a Principal Insurance Subsidiary. The following Insurance Subsidiaries shall be deemed to be Principal Insurance Subsidiaries as of the date of this Agreement and until designated otherwise by all of the Banks and the Company : Pioneer Life Insurance Company of Illinois, an Illinois corporation; National Group Life Insurance Company, an Illinois corporation; and Manhattan National Life Insurance Company, an Illinois corporation.

               "Real Estate Concentration Ratio" means, as of any date, as to each Principal Insurance Subsidiary, the ratio of (a) the sum of (i) Real Estate Investments plus (ii) Mortgages to (b) Capital and Surplus.

               "Real Estate Investments" means, as of any date, as to each Principal Insurance Subsidiary, the sum of (a) the book value of properties acquired in satisfaction of debt calculated in accordance  with Statutory  Accounting  Principles  plus (b)  the investment in investment real estate calculated in accordance with Statutory Accounting Principles; provided, that the properties occupied by the Company or any Subsidiary shall be excluded from the calculation of Real Estate Investments for purposes of this Agreement.

               "Regulation U" means Regulation U of  the Board of Governors
          of  the  Federal  Reserve  System   and  any  successor  rule  or
          regulation of similar import as in effect from time to time.

               "Reimbursement Obligations" - see Section 2.6.

               "Related Documents" means, collectively, this Agreement, each Note issued by the Company to each Bank, and all other documents, instruments and agreements executed by the Company and delivered to the Agent or the Banks pursuant to or in connection with this Agreement or any of the foregoing.

               "Reportable Event" means a reportable event (as defined in Section 4043(b) of ERISA) for which notice has not been waived pursuant to applicable regulations.

               "Restatement Closing Date" means the date on which all conditions precedent set forth in Section 8.1 are satisfied or waived by all the Banks.

               "Reuters Screen LIBO Page" means the display page designated "LIBO" on the Reuters Monitor Money Rates Service (or such other page that may replace that page on such service for the purpose of displaying comparable rates).

               "Stated Amount" shall mean, with respect to any LC and as of the date of determination, the maximum amount for which a draw or demand for payment may then be made thereunder, whether or not such maximum amount is defined in such LC as the "Stated Amount" thereof.

               "Statutory Accounting Principles" means the accounting principles used in the preparation of Statutory Statements in accordance with the rules and regulations prescribed by the insurance commission or department of each Insurance Subsidiary's respective state of domicile in effect as of the date of this Agreement. In the event that there is a material change in such accounting principles subsequent to the date hereof, the covenants contained herein and affected by such change shall be adjusted as necessary to preserve the force and effect of such covenants by the Company (provided that prior to any such adjustment the Company shall consult with the Agent with respect to any such adjustment) subject to the reasonable objection of the Majority Banks.

               "Statutory Statements" means, with respect to an Insurance Subsidiary, the annual or quarterly accounting statement for such Insurance Subsidiary prepared in accordance with Statutory Accounting Principles, as filed with the insurance commissioner or department of each jurisdiction in which such Insurance Subsidiary is subject to regulation.

               "Subsidiary" means a corporation, association or business entity of which the Company and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of such entity's directors.

               "Telerate Screen Rate" means, for any Interest Period to be applicable to a Eurodollar Rate Loan, the rate for deposits in U.S. dollars for a period approximately equal to such Interest Period which appears on Page 3750 of the Dow Jones Telerate Service (or such other page that may replace that page on such service for the purpose of displaying comparable rates) as of 11:00 a.m., London time, on the day that is two London banking days preceding the beginning of such Interest Period.

               "Term Loan Credit Agreement" means that certain Credit Agreement dated as of March 22, 1995 between the Company and the Banks, as the same may be amended, supplemented or otherwise modified from time to time.

               "Termination Date" - means the earlier to occur of:

                    (a)  April 30, 1996; and

                    (b)  the  date on which  the Aggregate Commitment shall
               terminate  in   accordance  with  the  provisions   of  this
               Agreement.

               "Total Adjusted Capital" shall have the same meaning as the term "Total Adjusted Capital" as defined in the NAIC Risk-Based Capital (RBC) for Life and/or Health Insurers Model Act, as such term may be amended by the NAIC from time to time.

               "Total Assets" means, as of any date, as to each Principal Insurance Subsidiary, the total net admitted assets calculated as of such date in accordance with Statutory Accounting Principles.

               "Total Invested Assets" means, as of any date, as to each Principal Insurance Subsidiary, the amount of such Insurance Subsidiary's cash and invested assets calculated in accordance with Statutory Accounting Principles.

               "Unrestricted Subsidiary" - see Section 7A.1.

               "Unrestricted Subsidiary Indebtedness" means, as of any date, for any Unrestricted Subsidiary, all indebtedness, obligations or other liabilities of such Unrestricted Subsidiary and its Subsidiaries as of such date (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments for borrowed money, or (iii) pursuant to any guarantee of any indebtedness, obligations, or other liabilities of any other Person of the type described in clauses (i) or (ii); provided, however, that the amounts set forth in clauses (i),
          (ii) and (iii) shall not be double counted.


                                      SECTION 2
                     BANK'S COMMITMENT; BORROWING PROCEDURES; LCs

               SECTION 2.1 Bank's Commitment to Make Loans. (a) On the terms and subject to the conditions set forth in this Agreement, each Bank severally agrees to make revolving loans (each such loan called a "Loan" and collectively called the "Loans") to the Company from time to time on any Business Day during the period from the Restatement Closing Date to the Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Bank's name on the signature page hereof under the heading "Commitment" (such amount as the same may be reduced pursuant to Section 2.9 or as a result of one or more assignments pursuant to Section 10.12, such Bank's "Commitment") minus the sum of (a) such Bank's Commitment Percentage of the aggregate Stated Amount of all LCs issued and outstanding and (b) such Bank's Commitment Percentage of the aggregate amount of all Reimbursement Obligations; provided, however, that after giving effect to any Borrowing of Loans, the aggregate principal amount of all outstanding Loans plus the sum of (c) the Aggregate Stated Amount of all LCs issued and outstanding and (d) the aggregate amount of all Reimbursement Obligations, shall not exceed the Aggregate Commitment. The Company and each Bank agree and acknowledge that each Bank's portion of each Borrowing of Loans shall be based pro rata on such Bank's Commitment Percentage determined at the time of such Borrowing.

                    (b) The Company agrees that, with respect to each Bank's Commitment Percentage of each Loan that is a CD Rate Loan, the Company shall purchase from such Bank a certificate or certificates of deposit in an amount equal to such Bank's Commitment Percentage of each such Loan having a term equal to the Interest Period applicable to such Loan.

               SECTION 2.2 Issuing Bank's Commitment to Issue LCs. On the terms and subject to the conditions set forth in this Agreement, the Issuing Bank agrees, as the Company may from time to time request, to issue for the account of the Company letters of credit (each such letter of credit called an "LC" and collectively called the "LCs") from time to time on any Business Day during the period from the Restatement Closing Date to the Termination Date, in a Stated Amount not to exceed the Aggregate Commitment minus the sum of (a) the aggregate principal amount of all Loans then outstanding and not repaid, (b) the aggregate Stated Amount of all LCs previously issued and then outstanding and (c) the aggregate amount of all Reimbursement Obligations.

               SECTION 2.3    Procedure for Borrowing.

                    (a) Each Borrowing of Loans shall be made upon the Company's irrevocable written notice delivered to the Agent in accordance with Section 10.2 in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 11:00 a.m. (Chicago time) (i) two Business Days prior to the requested Borrowing date, in the case of Eurodollar Rate Loans, (ii) one Business Day prior to the requested Borrowing Date, in the case of CD Rate Loans, and (iii) on the requested Borrowing date, in the case of Base Rate Loans) specifying:

                    (A) the amount of the Borrowing, which shall be in an aggregate minimum principal amount of one hundred thousand dollars ($100,000);

                    (B) the requested Borrowing date, which shall be a Business Day;

                    (C) whether the Borrowing is to be comprised of Eurodollar Rate Loans, CD Rate Loans or Base Rate Loans;

                    (D) in the case of Eurodollar Rate Loans and CD Rate Loans, the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Borrowing comprised of CD Rate Loans or Eurodollar Rate Loans, such Interest Period shall be 30 days or one month, respectively; and

                    (E) the account of the Company to which the proceeds of such Borrowing shall be deposited.

                    (b) Upon receipt of the Notice of Borrowing, the Agent will promptly notify each Bank thereof and of the amount of such Bank's Commitment Percentage of the Borrowing.

                    (c) Each Bank will make the amount of its Commitment Percentage of the Borrowing available to the Agent for the account of the Company at the Agent's Payment Office by 2:00 p.m. (Chicago time) on the Borrowing date requested by the Company in funds immediately available to the Agent. Promptly after receipt of all such amounts by the Agent, the proceeds of all such Loans will be disbursed by the Agent to such account of the Company designated in writing by the Company in the Notice of Borrowing in like funds as received by the Agent.

                    (d) Unless the Majority Banks shall otherwise agree, during the existence of an Event of Default, the Company may not elect to have a Loan be made as, or converted into or continued as, a Eurodollar Rate Loan or a CD Rate Loan.

               SECTION 2.4    Conversion and Continuation Elections.

                    (a) The Company may upon irrevocable written notice to the Agent in accordance with Section 2.4(b):

                    (i) elect to convert on any Business Day, any Base Rate Loans (or any part thereof in an amount not less than $100,000) into Eurodollar Rate Loans or CD Rate Loans; or

                    (ii) elect  to convert on the  last day of any Interest
               Period with respect thereto any Eurodollar Rate Loans (or any part thereof in an amount not less than $100,000) into Base Rate Loans or CD Rate Loans; or

                    (iii) elect to convert on the last day of any Interest Period with respect thereto any CD Rate Loans (or any part thereof in an amount not less than $100,000) into Base Rate Loans or Eurodollar Rate Loans; or

                    (iv) elect on the last day  of any Interest Period with
               respect to any Eurodollar Rate Loans or CD Rate Loans (or any part thereof in an amount not less than $100,000) to continue such Eurodollar Rate Loans or CD Rate Loans (or such part thereof) as such;

          provided, that if the aggregate amount of CD Rate Loans or Eurodollar Rate Loans shall have been reduced, by payment, prepayment, or conversion of part thereof, to be less than $100,000, such CD Rate Loans or Eurodollar Rate Loans shall automatically convert into Base Rate Loans, and on and after such date until the amount of Loans shall exceed $100,000 the right of the Company to continue such Loans as, and convert such Loans into, Eurodollar Rate Loans or CD Rate Loans, as the case may be, shall terminate.

                    (b) The Company shall deliver a Notice of Conversion/Continuation in accordance with Section 10.2 to be received by the Agent not later than 11:00 a.m. (Chicago time) at least (i) two Business Days in advance of the Conversion Date or continuation date, if the Loans are to be converted into or continued as Eurodollar Rate Loans, (ii) one Business Day in advance of the Conversion Date or continuation date, if the Loans are to be converted into or continued as CD Rate Loans, and (ii) on the Conversion Date, if the Loans are to be converted into Base Rate Loans, specifying:

                    (A)  the proposed Conversion Date or continuation date;

                    (B) the aggregate amount of Loans to be converted or continued;

                    (C)  the   nature   of  the   proposed   conversion  or
          continuation; and

                    (D)  the duration of the requested Interest Period.

                    (c) If upon the expiration of any Interest Period applicable to CD Rate Loans or Eurodollar Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such CD Rate Loans or Eurodollar Rate Loans, as the case may be, or if any Event of Default shall then exist, the Company shall be deemed to have elected to convert such CD Rate Loans or Eurodollar Rate Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

                    (d) Upon receipt of a Notice of Conversion/Continuation, the Agent will promptly notify each Bank thereof, or, if no timely notice is provided by the Company, the Agent will promptly notify each Bank of the details of any automatic conversion.

                    (e) Unless the Majority Banks shall otherwise agree, during the existence of an Event of Default, the Company may not elect to have a Loan converted into or continued as a Eurodollar Rate Loan or a CD Rate Loan.

               SECTION 2.5 LC Documentation. (a) Each of the Company's requests for an LC must be received by the Agent and the Issuing Bank at least two Business Days prior to the requested issue date of such LC, and shall be accompanied by a duly completed application therefor (the "LC Application") and such other documents, in support thereof as the Issuing Bank may reasonably require, and all of such applications and documents shall be in form and substance reasonably satisfactory to the Issuing Bank. In addition, the proposed form of each LC shall be in form and substance reasonably satisfactory to the Issuing Bank, due regard being given to the customs and conventions followed by the Issuing Bank in the issuance of letters of credit generally and the advice of the Banks from time to time given to the Issuing Bank as to necessary or desirable terms and provisions in the form of any such proposed LC. Upon receipt of any request for an LC, the Agent will promptly notify each Bank thereof and deliver to each Bank a copy of the LC Application and each other document received by the Agent in connection with such request for an LC. Each LC shall have an expiry date that shall in no event be later than one year after the Termination Date.

                    (b) Subject to the terms and conditions of this Agreement, including, without limitation, Section 2.2, Section 2.5(a) and Section 8.2 hereof, the Issuing Bank shall issue the requested LC in accordance with the Issuing Bank's usual and customary business practices on the date requested for such issuance by the Company in the request made by the Company pursuant to the terms of Section 2.5(a) hereof. Notwithstanding the foregoing, if the Issuing Bank shall have received written notice from the Agent or any Bank on or before the Business Day prior to the date of the Issuing Bank's issuance of such proposed LC that one or more of the conditions set forth in Section 8.2 is not then satisfied, then, until such condition is satisfied and the Issuing Bank receives written notice thereof, the Issuing Bank shall have no obligation to issue any LC. Each Bank agrees that it shall not unreasonably give any such notice or unreasonably fail to withdraw any such notice.

                    (c) The Issuing Bank shall promptly give the Agent notice upon the issuance of an LC hereunder and a copy of the LC so issued by such Issuing Bank, and the Agent shall promptly thereafter give notice of such issuance and a copy of such LC to the Banks. An LC otherwise issued in accordance with the terms of this Agreement shall be an LC notwithstanding any failure by the Issuing Bank or the Agent to provide any such notice or copies in a timely manner.

                    (d) The Company may request that an LC be extended beyond its stated expiry date or otherwise renewed by giving the Issuing Bank and the Agent written notice of any such extension or renewal not later than ten Business Days prior to the date (the "LC Extension Date") that such LC would have expired absent such extension or renewal. Each such notice (an "LC Extension Request") shall specify the LC that is being extended or renewed and the proposed new expiration date of such LC. The Agent shall promptly advise each Bank of its receipt of, and provide to each Bank a copy of, each LC Extension Request. The new expiration date proposed for any LC may not be a date that is on or after one year after the Termination Date. Following proper delivery of an LC Extension Request pursuant to this Section, the Issuing Bank shall, subject to Section 8.2, extend the expiration date of or renew any LC issued by the Issuing Bank. Notwithstanding the foregoing, if the Issuing Bank shall have received written notice from the Agent or any Bank on or before the Business Day prior to the Issuing Bank's proposed extension of the expiration date of an LC that one or more of the conditions set forth in Section 8.2 is not then satisfied, then, until such condition is satisfied and the Issuing Bank receives written notice thereof, the Issuing Bank shall have no obligation to extend the expiration date of such LC.

                    (e) The Company may request that an LC be amended at any time by giving the Issuing Bank and the Agent written notice thereof not later than ten Business Days prior to the date proposed for such amendment. Each such notice (an "LC Amendment Request") shall specify in reasonable detail the changes that are then being requested to be made in the applicable LC and the changes, if any, in the information specified in the original request with respect to such LC delivered pursuant to Section 2.5(a). The Agent shall promptly advise the Banks of its receipt of, and provide a copy to each Bank of, each LC Amendment Request. If the Issuing Bank and the Agent, after consultation with any Bank that provides comments on any such LC Amendment Request, agree to such amendment, such amendment shall be given effect; provided, that (i) any extension of the expiration date or renewal of an LC shall be subject to the terms of Section 2.5(d), and (ii) any amendment which increases the face amount of an LC shall be deemed an issuance of a new LC with a face amount equal to the amount of such increase, and shall be subject to the provisions of this Agreement, including without limitation,
          Section  2.2, Section 2.5(a) and Section 8.2.

               SECTION 2.6    Agreement  to  Repay LC  Drawings.    (a) The
          Company hereby agrees to reimburse the Issuing Bank (collectively called the "Reimbursement Obligations" and individually a "Reimbursement Obligation"), for each payment or disbursement made by the Issuing Bank under any LC honoring any demand for payment made by the beneficiary thereunder immediately following the occurrence of any such payment or disbursement. Any Reimbursement Obligation not repaid on the date of the applicable payment or disbursement giving rise thereto shall bear interest on the amount so paid or disbursed by the Issuing Bank from the date of payment or disbursement made by the Issuing Bank to but not including the date the Issuing Bank is reimbursed therefor, at a rate per annum equal to the Base Rate from time to time in effect plus two percent (2.00%) per annum. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

                    (b) Any action taken or omitted to be taken by the Issuing Bank under or in connection with any LC, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Issuing Bank under any resulting liability to any Bank or, assuming that the Issuing Bank has complied with the applicable procedures specified herein and a Bank has not given a notice contemplated by Section 2.5(b) that continues in full force and effect, relieve any Bank of its obligations hereunder to the Issuing Bank.

               SECTION 2.6A Participations. (a) Upon the issuance by the Issuing Bank of any LC in accordance with the procedures and the terms set forth herein, each Bank shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Bank's Commitment Percentage in such LC (including, without limitation, all obligations of the Company with respect thereto other than amounts owing to the Issuing Bank under Section 4.2(d)), provided, that the participation of any Bank in any LC hereunder shall at no time exceed an amount equal to such Bank's Commitment minus the sum of (i) the aggregate principal amount of all Loans made by such Bank then outstanding and not repaid, (ii) such Bank's Commitment Percentage of the aggregate Stated Amount of all LCs previously issued and then outstanding and (iii) such Bank's Commitment Percentage of the aggregate amount of all Reimbursement Obligations.

               (b) (i) In the event that the Issuing Bank makes any payment or disbursement under any LC and the Company shall not have repaid such amount to the Issuing Bank pursuant to Section 2.6(a), the Issuing Bank shall promptly notify the Agent, which shall promptly notify each Bank, of such failure, and each Bank severally agrees to promptly and unconditionally pay to the Agent for the account of the Issuing Bank the amount of such Bank's Commitment Percentage of such payment or disbursement in same day funds and the Agent shall promptly pay such amount, and any other amounts received by the Agent for the Issuing Bank's account pursuant to this Section 2.6A(b), to the Issuing Bank. If the Agent so notifies such Bank prior to 11:00 A.M. (Chicago time) on any Business Day, such Bank shall make available to the Agent for the account of the Issuing Bank its Commitment Percentage of the amount of such payment or disbursement on such Business Day in same day funds (or on the next succeeding Business Day if notice is given after such time). The failure of any Bank to make available to the Agent for the account of the Issuing Bank its Commitment Percentage of any such payment or disbursement shall not relieve any other Bank of its obligation hereunder to make available to the Agent for the account of the Issuing Bank its Commitment Percentage of any payment or disbursement on the date such payment is to be made.

                    (ii) In the event that any Bank fails to fund its Commitment Percentage of any payment or disbursement required to be made by the Banks to the Agent for the benefit of the Issuing Bank in accordance with the provisions of clause (i) above, until the earlier of such Bank's cure of such failure and the termination of the Bank's Commitment, the proceeds of all amounts thereafter paid or repaid to the Agent by the Company (or any Person on behalf of the Company) and contemplated hereunder to be disbursed to such Bank for application against amounts owing such Bank hereunder shall be disbursed instead to the Issuing Bank by the Agent on behalf of such Bank to cure, in full or in part, such failure by such Bank, and, upon such disbursement payment to such Bank shall be deemed to have been made. Notwithstanding anything in this Agreement to the contrary:

                    (A) if the Issuing Bank has theretofore applied any portion of any cash collateral pledged to it to secure Reimbursement Obligations relating to the applicable LC as reimbursement for such Reimbursement Obligations, any amounts disbursed to the Issuing Bank by the Agent in accordance with this Section 2.6A(b)(ii) (net of any interest due the Issuing Bank) shall be used by the Issuing Bank to restore such cash collateral; and

                    (B) a Bank shall be deemed to have cured its failure to fund its Commitment Percentage of any such required payment in respect of an LC at such time as an amount equal to such Bank's Commitment Percentage (determined as of the time of the Agent's receipt of notice of the failure by the Company to reimburse the Issuing Bank with respect to a payment or disbursement under such LC) of such required payment plus any interest accrued thereon is fully funded to the Issuing Bank, whether made by such Bank itself, by operation of the terms of this Section 2.6A(b)(ii) or by the Company directly to the Issuing Bank.

          Interest shall accrue on the amount that should have been paid by the defaulting Bank, for each day from the date such amount shall have been due until the date such amount is repaid to the Agent for the benefit of the Issuing Bank, at the Federal Funds Rate as in effect for each such day. The provisions of this Section 2.6A(b) shall not relieve the Company from paying interest at the applicable interest rate under Section 2.6(a).

               (c) Whenever the Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, as to which the Agent has received for the account of the Issuing Bank any payments from the Banks pursuant to this Section 2.6A, it shall promptly pay to the Agent and the Agent shall promptly pay to each Bank that has funded its participating interest therein, in the kind of funds so received, an amount equal to such Bank's Commitment Percentage thereof (according to the amounts so funded). Each such payment shall be made by the Issuing Bank or the Agent, as the case may be, on the Business day on which such Person receives the funds paid to it pursuant to the preceding sentence, if received prior to 11:00 a.m.
          (Chicago time) on such Business Day, and otherwise on the next succeeding Business Day. If the Issuing Bank or the Agent, as the case may be, shall fail to pay to any Bank the amount due such Bank pursuant to this Section when due, the Issuing Bank or the Agent, as the case may be, shall be obligated to pay to such Bank interest on the amount that should have been paid hereunder for each day from the date such amount shall have become due until the date such amount is paid, at the Federal Funds Rate as in effect for each such day.

               (d)  The obligations of (i)  a Bank to make payments  to the
          Agent for the account of the Issuing Bank with respect to a payment or disbursement made under an LC issued pursuant to this Agreement and (ii) the Company to reimburse the Issuing Bank for payments and disbursements made by the Issuing Bank under any LC shall, in each case, be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Company may have or have had against the Issuing Bank or such beneficiary, including, without limitation, any defense based on the failure of such demand for payment to conform to the material terms of such LC or any nonapplication or misapplication by such beneficiary of the proceeds of such demand for payment or the legality, validity, regularity or enforceability of such LC or any document or contract related to or required to be presented under the terms of such LC; provided, however, that neither the Company nor the Banks shall be obligated to reimburse the Issuing Bank for any wrongful payment or disbursement made by such Issuing Bank under such LC as a result of acts or omissions constituting negligence or willful misconduct on the part of the Issuing Bank.

               SECTION 2.7    Mandatory  Payment  of  LC  Liability.    The
          Company agrees that, upon (i) its receipt of a written notice from the Agent acting upon the written request of the Majority Banks stating that an Event of Default has occurred or (ii) its receipt of a written notice from the Agent that the Termination Date has occurred, it will promptly pay to the Agent for the account of the Issuing Bank an amount equal to the amount of the then aggregate Stated Amount of all LCs issued and outstanding hereunder. The Agent, the Issuing Bank and the Company hereby agree that the Company's payment of such amount shall be by means of purchasing from the Issuing Bank or its designee a certificate or certificates of deposit in an amount equal to the amount of the then aggregate Stated Amount of all LCs issued and outstanding hereunder. Any amounts so received by the Issuing Bank or certificates of deposit issued by the Issuing Bank or its designee pursuant to the provisions of the foregoing sentence shall be retained by the Issuing Bank as collateral security for the Reimbursement Obligation of the Company with respect to such LCs. Subject to Section 2.6A and so long as no Event of Default has occurred and is continuing, upon the expiration of any LC, the Issuing Bank will return to the Agent, and the Agent shall return to the Company, all such funds with respect to such LC not used to pay Reimbursement Obligations.

               SECTION 2.8 LC Operations. The Issuing Bank shall, promptly following its receipt thereof, (i) examine all documents purporting to represent a demand for payment by the beneficiary under any LC to ascertain that the same appear on their face to be in conformity with the terms and conditions of such LC and
          (ii) notify the Agent and the Company in writing of each such demand for payment. If, after examination, the Issuing Bank shall have determined that a demand for payment under such LC does not conform to the terms and conditions of such LC, then the Issuing Bank shall, as soon as reasonably practicable, give notice to the beneficiary, the Agent and the Company to the effect that negotiation was not in accordance with the terms and conditions of such LC, stating the reasons therefor and that the relevant document is being held at the disposal of such beneficiary or is being returned to such beneficiary, as the Issuing Bank may elect. The beneficiary may attempt to correct any such nonconforming demand for payment under such LC if, and to the extent that, such beneficiary is entitled (without regard to the provisions of this sentence) and able to do so. If the Issuing Bank determines that a demand for payment under such LC conforms to the terms and conditions of such LC, then the Issuing Bank shall make payment to the beneficiary in accordance with the terms of such LC. The Issuing Bank shall have the right to require the beneficiary to surrender such LC to the Issuing Bank on the stated expiration date of such LC.

               SECTION 2.9 Voluntary Termination or Reduction of Commitments. The Company may, upon not less than one Business Days' prior written notice to the Agent, terminate the Aggregate Commitment or permanently reduce the Aggregate Commitment by an aggregate minimum amount of $100,000; provided that no such reduction or termination shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the sum of (i) the then outstanding principal amount of the Loans, (ii) the Aggregate Stated Amount of all LCs issued and outstanding and (iii) the aggregate amount of all Reimbursement Obligations, would exceed the amount of the Aggregate Commitment then in effect. Any reduction of the Aggregate Commitment shall be applied to each Bank's Commitment in accordance with such Bank's Commitment Percentage. All commitment fees with respect to the portion of the Commitments that are being reduced that have accrued to, but not including, the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

               The Company, the Agent and each Bank acknowledge and agree that on the Restatement Closing Date the Aggregate Commitment and the Commitment of each Bank is amended as set forth in this Agreement.

               SECTION 2.10 Optional Prepayments. Subject to Section 4.5, the Company may, at any time or from time to time, ratably prepay Loans in whole or in part in any amount; provided that the Company's written notice of such prepayment shall be delivered to the Agent in accordance with Section 10.2 prior to 11:00 a.m. (Chicago time) (i) two Business Days prior to the requested date of prepayment, in the case of Eurodollar Rate Loans; (ii) one Business Day prior to the requested date of prepayment, in the case of CD Rate Loans, and (iii) on the requested date of prepayment, in the case of Base Rate Loans. Such notice of prepayment shall specify the date of repayment, the aggregate amount of such prepayment, and whether such prepayment is of Base Rate Loans, CD Rate Loans or Eurodollar Rate Loans, or any combination thereof. Such notice shall not thereafter be revocable by the Company. The Agent will promptly notify each Bank of such notice and of such Bank's Commitment Percentage of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to
          Section 4.5.

               SECTION 2.11 Mandatory Prepayment. On each Clean-up Date, the Company shall make a mandatory prepayment to the Agent for the benefit of the Banks of the outstanding principal amount of all Loans outstanding on such Clean-up Date together with accrued interest to such Clean-up Date on such Loans and any amounts required pursuant to Section 4.5.

               SECTION 2.12 Repayment. The Company shall repay to the Agent for the benefit of the Banks in full on the Termination Date the aggregate principal amount of the Loans outstanding on the Termination Date.


                                      SECTION 3
                              NOTES EVIDENCING THE LOANS

               SECTION 3.1 Notes. Each Bank's Loans shall be evidenced by a promissory note (herein, as the same may be amended, modified or supplemented from time to time, and together with any renewals thereof or exchanges or substitutions therefor, individually called a "Note" and collectively called the "Notes"), substantially in the form set forth in Exhibit A, with appropriate insertions, dated the Restatement Closing Date, payable to the order of such Bank in the principal amount equal to such Bank's Commitment or the aggregate principal amount of the Loans outstanding to such Bank, whichever is less. Such Note shall amend, restate, supersede and replace in its entirety the existing promissory note payable to the order of such Bank and issued in connection with the Existing Agreement. The date and amount of the Loans made by each Bank and of each repayment of principal thereon received by such Bank shall be recorded by such Bank in its records or, at its option, on the schedule attached to its Note. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note to such Bank. The failure so to record any such amount or any error in so recording any such amount, however, shall not limit or otherwise affect the Company's obligations hereunder or under such Note to repay the principal amount of the Loans evidenced by such Note together with all interest accruing thereon. Each Note shall provide for the payment of interest as provided in Section 4.


                                      SECTION 4
                               INTEREST, FEES AND COSTS

               SECTION 4.1    Interest.

               (a)  Subject  to  Section  4.1(c),  each   Loan  shall  bear
          interest on the outstanding principal amount thereof from the date when made until it becomes due at a rate per annum equal to the CD Rate, LIBOR or the Base Rate, as the case may be, plus the Applicable Margin.

               (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans pursuant to Section 2.10 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof, including, without limitation, on each Clean-up Date pursuant to Section 2.11 and, during the existence of any Event of Default, interest shall be paid on demand.

               (c) If any amount of principal of or interest on any Loan, or any other amount payable hereunder or under any Related Document is not paid in full when due (whether at stated maturity, by acceleration, demand or otherwise), the Company agrees to pay interest on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, payable on demand, at a fluctuating rate per annum equal to the Base Rate plus two percent (2.00%) per annum.

               SECTION 4.2    Fees.

               (a)  Intentionally Omitted.

               (b) Unused Commitment Fees. The Company shall pay to the Agent for the account of each Bank an unused commitment fee at the rate of 0.30% per annum on the daily average amount of the difference between such Bank's Commitment from time to time in effect minus the sum of (i) such Bank's Commitment Percentage of the aggregate principal amount of all Loans then outstanding and not repaid, (ii) such Bank's Commitment Percentage of the aggregate Stated Amount of all LCs issued and outstanding and
          (iii) such Bank's Commitment Percentage of the aggregate amount of all Reimbursement Obligations. The Agent shall provide the Company with an invoice for the amount of the unused commitment fee due to each Bank for each quarterly period ending on the last day of each March, June, September and December, commencing on December 31, 1993. Such unused commitment fee shall accrue from the Initial Closing Date to the Termination Date and shall be due and payable quarterly in arrears no later than thirty (30) days after the Company receives the invoice referred to above, with the final payment to be made on the Termination Date; provided that, in connection with any reduction or termination of Commitments pursuant to Section 2.9, including without limitation the reduction in the Aggregate Commitment effective on the Restatement Closing Date, the accrued, unused commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the next succeeding quarterly payment being calculated on the basis of the period from the reduction or termination date to such quarterly payment date. The unused commitment fees provided in this subsection shall accrue at all times after the Initial Closing Date, including during any Clean-up Period.

               (c) Letter of Credit Fees. The Company shall pay to the Agent for the account of each Bank a letter of credit fee at the rate of 1.00% per annum of such Bank's Commitment Percentage of the aggregate Stated Amount of all LCs issued and outstanding. Such letter of credit fee shall accrue from the date of issuance of each LC to the date of termination of such LC as set forth in such LC and shall be due and payable quarterly in advance, with the first such payment due on the date of issuance of each such LC.

               (d) Letter of Credit Issuance Fees. The Company shall pay to the Agent for the account of the Issuing Bank a letter of credit issuance fee on the date of issuance of each LC at a rate to be determined according to the standard fee schedules of the Issuing Bank with respect to letters of credit.

               SECTION 4.3    Computation of Fees and Interest.

               (a) All computations of interest in respect of the Base Rate and all computations of letter of credit fees pursuant to
          Section 4.2(c) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from and including the first day thereof to but excluding the last day thereof.

               (b) The Agent will, with reasonable promptness, notify the Company and the Banks of each determination of a Eurodollar Rate or CD Rate; provided, however, that any failure to do so shall not relieve the Company of any liability hereunder or provide the basis for any claim against the Agent. Each determination of an interest rate by the Agent pursuant hereto shall be conclusive and binding on the Company and the Banks in the absence of manifest error.

               SECTION 4.4    Increased Costs; Capital Adequacy.

               (a) If (i) Regulation D of the Board of Governors of the Federal Reserve System, or (ii) after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency issued after the date hereof,

                    (A) shall subject such Bank to any tax, duty or other charge with respect to any Eurodollar Rate Loan or CD Rate Loan made by such Bank, the Note issued to such Bank, such Bank's obligation to make or maintain any such Loan, any LC issued by the Issuing Bank or the Issuing Bank's obligation to make or maintain any such LC, or shall change the basis of taxation of payments to a Bank or the Issuing Bank, as the case may be, of the principal of or interest on any such Eurodollar Rate Loan or CD Rate Loan or such LC or any other amounts due under this Agreement in respect of any such Eurodollar Rate Loan or CD Rate Loan or such LC or such Bank's or the Issuing Bank's, as the case may be, obligation to make or maintain any such Eurodollar Rate Loan or CD Rate Loan or such LC (except for changes in the rate of tax on the overall income of such Bank imposed by any governmental authority); or

                    (B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Federal Reserve Board but excluding, in the case of Eurodollar Rate Loans, any reserve prescribed by the Federal Reserve Board included in the determination of LIBOR), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Bank;

          and the result of any of the foregoing is to increase the cost to such Bank of making or maintaining any Loan or to the Issuing Bank of issuing or maintaining any LC, or to reduce the amount of any sum received or receivable by such Bank or the Issuing Bank, as the case may be, under this Agreement or under its Note with respect thereto, then within 30 days after demand by such Bank, with a copy of such demand to the Agent (which demand shall be accompanied by a statement setting forth in reasonable detail the basis of such demand), the Company shall pay to the Agent for the account of such Bank such additional amount or amounts as will compensate such Bank for such increased costs or such reduction, provided, however, that any such amount or amounts payable by the Company shall not exceed the increased costs or amount of reduction of such Bank or the Issuing Bank, as the case may be, in direct proportion to any such Loan or any such LC.

               (b) If either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance by a Bank with any new guideline or request from any central bank or other governmental authority affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and the amount of such capital is increased by or based upon the existence of such Bank's commitment to make or maintain any Loan by such Bank hereunder or in the case of the Issuing Bank, its commitment to issue any LC hereunder, then, within 30 days after demand by such Bank, with a copy to the Agent (which demand shall set forth in reasonable detail the basis of such demand), the Company shall pay to the Agent for the account of such Bank, from time to time as reasonably specified by such Bank, additional amounts sufficient to compensate such Bank in the light of such circumstances, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank's commitment to make or maintain any Loan hereunder or in the case of the Issuing Bank, its commitment to issue any LC hereunder, provided, however, that any such amount or amounts payable by the Company shall not exceed the increased amount of capital required to be maintained by such Bank and allocable to any such Loan or any such LC, as the case may be, in direct proportion to any such Loan or any such LC.

               SECTION 4.5 Funding Losses. The Company agrees to reimburse each Bank and to hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of:

               (a) the failure of the Company to make when due any payment of principal of any Eurodollar Rate Loan or CD Rate Loan (including payments made after any acceleration thereof) not resulting from any Bank's failure to act;

               (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

               (c) the failure of the Company to make any prepayment after the Company has given a notice in accordance with Section 2.10 or
          Section 2.11;

               (d) the prepayment of a Eurodollar Rate Loan or a CD Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

               (e) the conversion pursuant to Section 2.4 of any Eurodollar Rate Loan or CD Rate Loan to a Loan of another type on a day that is not the last day of the Interest Period with respect thereto;

          including, in each case, (i) any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Rate Loans or CD Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained and (ii) with respect to any certificate of deposit purchased by the Company from each Bank in connection with a CD Rate Loan, any penalty assessed by such Bank for the early withdrawal of the funds deposited under any such certificate of deposit in accordance with such Bank's usual and customary practices that are not otherwise waived by such Bank, it being understood that for purposes of this Section 4.5, any such penalty assessed by such Bank for the early withdrawal of funds deposited under any such certificate of deposit shall constitute the only losses and expenses of such Bank that may be recovered by such Bank pursuant to this Section 4.5.


                                      SECTION 5
                                  MAKING OF PAYMENTS

               SECTION 5.1    Payments by the Company.

               (a) All payments (including prepayments) to be made by the Company on account of principal, interest, fees and other amounts required hereunder shall, except as otherwise expressly provided herein, be made to the Agent for the ratable account of the Banks at the Agent's Payment Office without condition or reservation of right by wire transfer in immediately available funds (ABA # 071000770, Account No.: 4069692, Reference: Pioneer Revolving Loan, or pursuant to such other instructions or to such other account as the Agent may from time to time notify the Company), no later than 12:00 noon (Chicago time) on the date specified herein. Any payment which is received by the Agent later than 12:00 noon (Chicago time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. The Agent will promptly distribute to each Bank its Commitment Percentage of such principal, interest, fees or other amounts, in like funds as received, but in any event shall distribute such amounts no later than the close of business on the date received by the Agent if received by the Agent no later than 12:00 noon on such date. If the Agent shall fail to pay to any Bank the amount due such Bank pursuant to this Section when due, the Agent shall be obligated to pay to such Bank interest on the amount that should have been paid hereunder for each day from the date such amount shall have become due until the date such amount is paid, at the Federal Funds Rate as in effect for each such day.

               (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

               (c) Unless the Agent shall have received written notice from the Company prior to the date on which any payment is due to the Banks hereunder that the Company will not make such payment in full as and when required hereunder, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company shall not have made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate as in effect for each such day.

               SECTION 5.2    Payments by the Banks to the Agent.

               (a) Unless the Agent shall have received written notice from a Bank, with respect to each Borrowing (other than a Borrowing of Base Rate Loans), at least one Business Day prior to the date of any proposed Borrowing (or, in the case of a Borrowing of Base Rate Loans, on the applicable Borrowing date), that such Bank will not make available to the Agent as and when required hereunder for the account of the Company the amount of that Bank's Commitment Percentage of the Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on the Borrowing date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, that Bank shall on the next Business Day following the date of such Borrowing make such amount available to the Agent, together with interest at the Federal Funds Rate for and determined as of each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this Section 5.2(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the next Business Day following the date of such Borrowing, the Agent shall notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

               (b) The failure of any Bank to make any Loan on any date of Borrowing shall not relieve any other Bank of any obligation hereunder to make a Loan on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of any Borrowing.

               SECTION 5.3    Setoff.

               (a) The Company agrees that, if at any time (i) any amount owing by it under this Agreement or any Related Document is then due and payable to a Bank or (ii) any Event of Default shall have occurred and be continuing, then such Bank, in its sole discretion, may apply to the payment of the Liabilities any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with such Bank.

               (b) Without limitation of Section 5.3(a), the Company agrees that, upon and during the continuance of any Event of Default, such Bank is hereby authorized, at any time and from time to time, without notice to the Company, (i) to set off against and to appropriate and apply to the payment of the Liabilities (whether matured or unmatured) any and all amounts which such Bank is obligated to pay over to the Company (whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and
          (ii) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such Liabilities.

               (c) Notwithstanding any other provision of this Agreement, the Notes or any other Related Document, the Banks shall not set off against, or appropriate or apply to the payment of any Liabilities, any of the deposits, accounts or other assets of any Insurance Subsidiary.

               SECTION 5.4 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Liabilities held by such Bank any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Commitment Percentage of payments on account of the Liabilities obtained by all the Banks, such Bank shall promptly (a) notify the Agent of such fact and
          (b) upon demand purchase from the other Banks a portion of the Liabilities held by such other Banks as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them based upon each Bank's Commitment Percentage; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's Commitment Percentage of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a portion of another Bank's Liabilities pursuant to this Section
          5.4 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such purchased Liabilities as fully as if such Bank were the direct creditor of the Company in the amount of such purchased Liabilities. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of amounts purchased pursuant to this Section 5.4 and will in each case notify the Banks following any purchases or repayments.


                                      SECTION 6
                            REPRESENTATIONS AND WARRANTIES

               To induce each Bank to enter into this Agreement and to make Loans and to induce the Issuing Bank to enter into this Agreement and issue LCs hereunder, the Company represents and warrants to each Bank, the Issuing Bank and the Agent that:

               SECTION 6.1 Corporate Organization. The Company is a corporation duly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing as a foreign corporation authorized to do business in Illinois, which is the only other jurisdiction in which the Company is required to be duly qualified and in good standing as a foreign corporation. The Company's failure to be so qualified in any other jurisdiction does not materially and adversely affect the Company's business, operations or financial condition or its ability to perform its obligations hereunder and under the Related Documents to which it is a party.

               SECTION 6.2 Authorization; No Conflict. The Company's execution, delivery and performance of this Agreement and each of the Related Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and each of the Related Documents are within the Company's corporate powers, have been duly authorized by all necessary corporate action, require no governmental, regulatory or other approval, and (a) do not and will not contravene or conflict with any provision of (i) any law the failure of the Company to comply with in the Company's determination materially and adversely affects the Company's business, operations or financial condition or its ability to perform its obligations hereunder and under the Related Documents to which it is a party, (ii) any judgment, decree or order applicable to the Company, or (iii) the Company's articles of incorporation or by-laws, and (b) do not and will not contravene or conflict with any provision of any agreement or instrument binding upon the Company or upon any property of the Company that in the Company's determination materially and adversely affects the Company's business, operations or financial condition or its ability to perform its obligations hereunder or under the Related Documents to which it is a party.

               SECTION 6.3 Validity and Binding Nature. This Agreement and the Related Documents to which the Company is a party are (or, when duly executed and delivered, will be) the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

               SECTION 6.4 Financial Statements. The annual and quarterly historical balance sheets and statements of operations that have been or shall hereafter be furnished to the Agent, the Issuing Bank or any Bank by or at the direction of the Company for the purposes of or in connection with this Agreement do and will present fairly the financial condition of the Persons involved as of the dates thereof and the results of their operations for the period(s) covered thereby, all in accordance with GAAP, consistently applied, unless otherwise noted therein.

               SECTION 6.5    Litigation and Contingent Liabilities.

               (a) No litigation (including, without limitation, derivative actions), arbitration proceedings, governmental proceedings or investigations or regulatory proceedings are pending or, to the best of its knowledge, threatened against the Company or any Material Subsidiary which in the Company's determination materially and adversely affects the Company's or such Material Subsidiary's business, operations or financial condition or the Company's ability to perform its obligations hereunder and under the Related Documents to which it is a party. In addition, to the best of the Company's knowledge, there are no inquiries, formal or informal, which give rise to such actions, proceedings or investigations.

               (b)  The  Company   and,  to  the  best   of  the  Company's
          knowledge, each Material Subsidiary have obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its businesses, including without limitation all licenses, permits, franchises and other governmental authorizations required under all applicable Environmental Laws, a failure to obtain or violation of which in the Company's determination materially and adversely affects the Company's or such Material Subsidiary's business, operations or financial condition or the Company's ability to perform its obligations hereunder and under the Related Documents to which it is a party.

               (c) The Company does not have any material contingent liabilities required to be disclosed pursuant to GAAP that are not provided for or disclosed in the financial statements referred to in Section 6.4 hereof.

               SECTION 6.6    Employee Benefit  Plans.  To the  best of the
          Company's knowledge, each Plan complies in all material respects with all applicable statutes and governmental rules and regulations (including, without limitation, the requirements of
          Section 401(a) of the Internal Revenue Code of 1986, as amended, to the extent that such Plan is intended to conform to that section) and during the 12-consecutive-month period prior to the Restatement Closing Date, (i) no Reportable Event has occurred and is continuing with respect to any Plan subject to Title IV of ERISA, (ii) neither the Company nor any ERISA Affiliate has withdrawn from any Plan subject to Title IV of ERISA or instituted steps to do so, (iii) no steps have been instituted to terminate any Plan subject to Title IV of ERISA, (iv) no contribution failure has occurred with respect to any Plan sufficient to give rise to a lien under Section 302(f) of ERISA, or (v) each Plan which is intended to be qualified pursuant to
          Section 401(a) of the Internal Revenue Code of 1986, as amended, has received a favorable determination letter. To the best of the Company's knowledge, no condition exists or event or transaction has occurred in connection with any Plan which would result in the incurrence by the Company or any ERISA Affiliate of any liability, fine or penalty, which in the Company's determination materially and adversely affects the Company's business, operations or financial condition, or the ability of the Company to perform its obligations hereunder and under the Related Documents to which it is a party. Neither the Company nor any ERISA Affiliate presently maintains, contributes to or, to the best of the Company's knowledge, has any liability (including current or potential withdrawal liability) with respect to any Multiemployer Plan. To the best of the Company's knowledge, neither the Company nor any ERISA Affiliate has any liability with respect to any funded or unfunded postretirement benefit for employees or former employees (including medical, health or life insurance) other than liability for continuation coverage described in Part 6 of Title I of ERISA.

               SECTION 6.7 Investment Company Act. The Company is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

               SECTION 6.8 Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

               SECTION 6.9 Accuracy of Information. To the best of the Company's knowledge, all factual information heretofore or contemporaneously furnished by the Company to the Agent, the Issuing Bank or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other factual information hereafter furnished by the Company to the Agent, the Issuing Bank or any Bank will be, true and accurate in every material respect on the date as of which such information is dated or certified, and the Company has not knowingly omitted and will not knowingly omit any material fact it deems necessary to prevent such information from being false or misleading.

               SECTION 6.10 Labor Controversies. There are no labor controversies pending or threatened against the Company or any Material Subsidiary which in the Company's determination materially and adversely affect the Company's or such Material Subsidiary's business, operations or financial condition or the Company's ability to perform its obligations hereunder and under the Related Documents to which it is a party.

               SECTION 6.11   Tax Status.  Except as set forth in  Schedule
          6.11 hereto, the Company and, to the best of the Company's knowledge, each Material Subsidiary have made or filed all income and other tax returns, reports and declarations required by any jurisdiction to which it is subject, have paid all taxes, assessments and other charges shown or determined to be due on such returns, reports and declarations (other than those being diligently contested in good faith by appropriate proceedings), and have set aside adequate reserves against liability for taxes, assessments and charges applicable to periods subsequent to those covered by such returns, reports and declarations, a failure of which to file, to pay or to set aside in the Company's determination materially and adversely affects the Company's or such Material Subsidiary's business, operations or financial condition or the Company's ability to perform its obligations hereunder and under the Related Documents to which it is a party.

               SECTION 6.12   No  Default.   No event  has occurred  and no
          condition exists which, upon the execution and delivery of, or consummation of any transaction contemplated by, this Agreement or any Related Document, or upon the funding of any Loan or the issuance of any LC, will constitute an Event of Default. The Company and each Material Subsidiary have not received notice of default with respect to any other material agreement, security or contract, except those for which a default exists that is not capable of being cured with the payment of money or as to which a good faith dispute exists.

               SECTION 6.13 Compliance with Applicable Laws. The Company and, to the best of the Company's knowledge, each Material Subsidiary are in compliance with the requirements of all applicable laws, rules, regulations, and orders of all governmental authorities (Federal, state, local or foreign, and including, without limitation, Environmental Laws and Insurance
          Laws), a breach of which would in the Company's determination materially and adversely affect the Company's or such Material Subsidiary's business, operations or financial condition, or the ability of the Company to perform its obligations hereunder and under the Related Documents to which it is a party.

               SECTION 6.14 Insurance. The Company, in its sole determination, maintains adequate general liability, property and casualty insurance for its benefit under policies issued by insurers of recognized responsibility.

               SECTION 6.15 Solvency. After giving effect to the transactions contemplated hereby and by the Related Documents, the Company is not "insolvent", nor will the Company's incurrence of obligations to repay any Loan or to reimburse the Issuing Bank with respect to the Issuing Bank's honoring a draw under an LC render the Company "insolvent." For the purposes of this Section 6.15, a corporation is "insolvent" if (i) the "present fair salable value" (as defined below) of its assets is less than the amount that will be required to pay its probable liability on its existing debts and other liabilities (including contingent liabilities) as they become absolute and matured; (ii) the property of the Company constitutes unreasonably small capital for the Company to carry out its business as now conducted and as proposed to be conducted including the capital needs of the Company; (iii) the Company intends to, or believes that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by the Company and amounts to be payable on or in respect of debt of the Company), or the cash available to the Company after taking into account all other anticipated uses of the cash of the Company is anticipated to be insufficient to pay all such amounts on or in respect of debt of the Company when such amounts are required to be paid; or (iv) the Company believes that final judgments against the Company in actions for money damages will be rendered at a time when, or in an amount such that, the Company will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time (as determined in the Company's best judgment) at which such judgments might be rendered), or the cash available to the Company after taking into account all other anticipated uses of the cash of the Company (including the payments on or in respect of debt referred to in clause (iii) of this Section 6.15), is anticipated to be insufficient to pay all such judgments promptly in accordance with their terms. For purposes of this Section 6.15, the following terms have the following meanings: (x) the term "debts" includes any legal liability, whether matured or unmatured, liquidated, absolute, fixed or contingent, (y) the term "present fair salable value" of the Company's assets means the amount which may be realized, within a reasonable time (as determined in the Company's best judgment), either through collection or sale of such assets at their regular market value and (z) the term "regular market value" means the amount which a capable and diligent businessman (as determined in the Company's best judgment) could obtain for the property in question within a reasonable time (as determined in the Company's best judgment) from an interested buyer who is willing to purchase under ordinary selling conditions (as determined in the Company's best judgment).

               SECTION 6.16 Use of Proceeds. The Company will use the proceeds of any Loans for general corporate purposes, including but not limited to financing future acquisitions and future working capital needs, including transactions with Affiliates.

               SECTION 6.17   Subsidiaries.      The    Company   has    no
          Subsidiaries except as listed on Schedule 6.17 hereto.

                                      SECTION 7
                                      COVENANTS

               Until the expiration or termination of each Bank's Commitment and thereafter until all Liabilities of the Company are paid in full and all LCs have expired or been terminated, the Company agrees that, unless at any time the Majority Banks (except with respect to such sections that expressly require the written consent of all of the Banks) shall otherwise expressly consent in writing, it will:

               SECTION 7.1 Reports, Certificates and Other Information. Furnish to the Agent, the Issuing Bank and each of the Banks:

               (a) Annual Report. On or before the ninetieth (90th) day after each of the Company's fiscal years, a copy of the consolidated and consolidating financial statements of the Company and its Subsidiaries (i) in the case of such consolidated statements, prepared in conformity with GAAP and audited and certified by independent certified public accountants of recognized standing selected by the Company and (ii) in the case of such consolidating statements, prepared based on unadjusted per book entries in the Company's and its Subsidiaries' records, certified by an Authorized Officer.

               (b) Interim Reports. On or before the forty-fifth (45th) day after the end of each of the first three quarters of each fiscal year of the Company, a copy of the unaudited consolidated and consolidating financial statements of the Company prepared in a manner consistent with the financial statements referred to in
          Section 7.1(a) hereof, certified by an Authorized Officer and consisting of, at least, balance sheets as at the close of such quarter and statements of earnings for such quarter and for the period from the beginning of such fiscal year to the close of such quarter.

               (c) Statutory Statements. Promptly upon the filing thereof, copies of all Statutory Statements required to be filed by the Company and each Principal Insurance Subsidiary with or to the insurance commission or department of such Person's respective state of domicile.

               (d)  Reports to  SEC.   Promptly upon the  filing or  making
          thereof, copies of each Form 10-K and Form 10-Q made by the Company with or to the Securities and Exchange Commission.

               (e) Certificates. Simultaneously with the furnishing of each annual statement and each quarterly statement provided for in this Section 7.1, a certificate of the Chief Financial Officer or another Authorized Officer (i) stating that no Event of Default has occurred and is continuing, or, if there is any such event, setting forth the details thereof and the action that the Company is taking or proposes to take with respect thereto, (ii) setting forth computations in reasonable detail demonstrating compliance with each of the financial ratios and restrictions set forth in this Section 7, and (iii) that the Company either has funds or investments or has the ability to promptly obtain funds from its Subsidiaries, including, without limitation, by means of inter-corporate loans or advances from such Subsidiaries, dividends or other distributions from such Subsidiaries or purchases by such Subsidiaries of stock, other securities or assets of, or fees for services that are due and payable from, other Subsidiaries of the Company, in an amount not less than the sum of (A) the amount of all principal of and interest on all Loans outstanding, (B) the Aggregate Stated Amount of all LCs issued and outstanding and (C) the aggregate amount of all Reimbursement Obligations, and that the ability of the Company to promptly obtain such funds will not violate or result in the breach of any law, rule, regulation or order of any governmental authority (federal, state, local or foreign and including, without limitation, Insurance Laws).

               (f)  Notice  of  Default,  Litigation  and   ERISA  Matters.
          Promptly upon learning of the occurrence of any of the following, written notice thereof which describes the same and the steps being taken by the Company with respect thereto: (i) the occurrence of an Event of Default, (ii) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding in which any injunctive relief is sought or in which money damages in excess of $5,000,000 are sought, (iii) the occurrence of a material Reportable Event with respect to any Plan subject to Title IV of ERISA, (iv) the institution of any material steps by the Company, the PBGC or any other Person to terminate any Plan subject to Title IV of ERISA, (v) the institution of any material steps by the Company or any ERISA Affiliate to withdraw from any Plan subject to Title IV of ERISA which would result in material liability to the Company, (vi) the failure to make a material required contribution to any Plan if such failure is sufficient to give rise to a lien under Section 302(f) of ERISA, (vii) the taking of any material action with respect to a Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Plan, (viii) the occurrence of any event with respect to any Plan which could result in the incurrence by the Company of any liability, fine or penalty, which would in the Company's determination materially and adversely affect the Company's business, operations or financial condition or the ability of the Company to perform its obligations hereunder and under the Related Documents to which it is a party, or (ix) promptly after the incurrence thereof, notice of any material increase in the contingent liability of the Company with respect to any postretirement Plan benefits.

               (g)  Other  Information.   Such  other  material information
          concerning the Company as the Agent, the Issuing Bank or any Bank may reasonably request from time to time.

               SECTION 7.2    Corporate Existence and  Franchises.   Except
          as otherwise expressly permitted in this Agreement, maintain and cause each Material Subsidiary to maintain in full force and effect its separate existence and all rights, licenses, leases and franchises reasonably necessary in the Company's sole discretion to the conduct of its and each Material Subsidiary's business.

               SECTION 7.3 Books, Records and Inspections. Maintain, and cause each Material Subsidiary to maintain, books and records in accordance with GAAP in all material respects, the Agent on behalf of the Banks to have access to the Company's books and records, and permit the Agent on behalf of the Banks, upon seven
          (7) days notice to the Company, to inspect the Company's properties and operations during normal business hours and at reasonable intervals, but no more frequently than semi-annually if no Event of Default has occurred.

               SECTION 7.4 Insurance. Maintain, and cause each Material Subsidiary to maintain, such insurance as is required by law.

               SECTION 7.5 Taxes and Liabilities. Promptly pay, and cause each Material Subsidiary to pay, when due all taxes, duties, assessments and other liabilities (except such taxes, duties, assessments and other liabilities as the Company or such Material Subsidiary is diligently contesting in good faith and by appropriate proceedings; provided that the Company or such Material Subsidiary has provided for and is maintaining adequate reserves with respect thereto in accordance with GAAP), a failure of which to pay in the Company's determination materially and adversely affects the Company's or such Material Subsidiary's business, operations or financial condition or the Company's ability to perform its obligations hereunder and under the Related Documents to which it is a party.

               SECTION 7.6 Cash Flow Coverage. Maintain a ratio of (x) Available Cash Flow to (y) Debt Service Requirements equal to or greater than 1.10 to 1 at the end of each fiscal quarter of the Company and its Subsidiaries on a consolidated basis, such ratio to be calculated for the period of the four fiscal quarters ending on the most recent fiscal quarter end prior to the date of computation.

               SECTION 7.7    Net Worth.   Not permit the Net Worth  of the
          Company to be less than $65,000,000 at the end of each fiscal quarter of the Company.

               SECTION 7.8 Funds for Refinancing. Shall, at all times, either have funds or investments or have the ability to promptly obtain funds from its Subsidiaries, including, without limitation, by means of inter-corporate loans or advances from such Subsidiaries, dividends or other distributions from such Subsidiaries or purchases by such Subsidiaries of stock, other securities or assets of, or fees for services that are due and payable from, other Subsidiaries of the Company, in an amount at all times not less than the sum of (a) the amount of all principal of and interest on all Loans outstanding, (b) the Aggregate Stated Amount of all LCs issued and outstanding and (c) the aggregate amount of all Reimbursement Obligations, and the ability of the Company to promptly obtain such funds shall not violate or result in the breach of any law, rule, regulation or order of any governmental authority (federal, state, local or foreign and including, without limitation, Insurance Laws).

               SECTION 7.9 Indebtedness. Not, without the prior written consent of all of the Banks, incur or permit to exist any Indebtedness that by its terms or otherwise is senior in right of payment to the Liabilities, except (i) Indebtedness hereinafter incurred in connection with the acquisition of assets or property, which Indebtedness is secured by the assets or property so acquired, (ii) Indebtedness originally incurred under this Agreement and converted into term loan Indebtedness pursuant to such terms and subject to such documentation as is satisfactory to the Agent and the Majority Banks in such Majority Banks' reasonable discretion (provided, however, that no Bank shall, without its consent, be compelled to convert any Indebtedness owed to it and originally incurred under this Agreement into term loan Indebtedness) and (iii) Indebtedness in connection with Permitted Liens pursuant to Section 7.16.

               SECTION 7.10 Risk-Based Capital. Shall cause each Principal Insurance Subsidiary on an individual basis to maintain at all times Total Adjusted Capital equal to or greater than 260% of Authorized Control Level RBC.

               SECTION 7.11 Real Estate Concentration. Shall cause each Principal Insurance Subsidiary on an individual basis to maintain at all times a Real Estate Concentration Ratio equal to or less than 50%.

               SECTION 7.12 Investment Quality. Shall cause each Principal Insurance Subsidiary on an individual basis to maintain at all times a ratio of (x) Non-Investment Grade Obligations to
          (y) Total Invested Assets to be equal to or less that 15%.

               SECTION 7.13   Intentionally Omitted.

               SECTION 7.14 Insurance Company Leverage Ratio. Shall cause (a) all Principal Insurance Subsidiaries on a combined basis to maintain at all times an aggregate Insurance Company Leverage Ratio of greater than 8.33%, and (b) each Principal Insurance Subsidiary on an individual basis to maintain at all times an Insurance Coverage Leverage Ratio of greater than 7.50%.

               SECTION 7.15   Intentionally Omitted.

               SECTION 7.16   Intentionally Omitted.

               SECTION 7.17 Change in Nature of Business. Not, and not permit the Company and its Material Subsidiaries as a whole to, make any material change in the nature of its business carried on as of the date first stated above, provided, however, the Company or any Material Subsidiary may make changes in the nature of its business provided that any such change made is related in any way to the medical or insurance businesses.

               SECTION 7.18 Depository Relationship. The Company shall maintain its primary depository and remittance relationship with the Banks. Pursuant to such primary depository and remittance relationship, the Company shall maintain with each Bank average available demand deposits equal to the amount needed to cover non-credit services provided by such Bank to the Company and its Subsidiaries, such amount to be determined according to the published fee schedules of such Bank; provided, however, that the failure of the Company to maintain such amount with each Bank shall not be an Event of Default under this Agreement. The Company agrees that if the amount of available demand deposits maintained by the Company with such Bank are insufficient to equal the amount needed to cover non-credit services provided by such Bank, then such Bank may charge the Company a deficiency fee sufficient to cover such non-credit services, such deficiency fee to be determined according to the published fee schedules of such Bank or the fees being charged to the Company at that time, whichever are less.

               SECTION 7.19 Employee Benefit Plans. Not permit, and not permit any ERISA Affiliate to permit, any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan; and not engage in, or permit to exist or occur, or permit any ERISA Affiliate to engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Plan which would result in the incurrence by the Company or any ERISA Affiliate of any liability, fine or penalty, which in either case would in the Company's determination materially and adversely affect the Company's business, operations or financial condition, or the ability of the Company to perform its obligations hereunder and under the Related Documents to which it is a party.

               SECTION 7.20 Use of Proceeds. Not, and not permit any Subsidiary to, use or permit the direct or indirect use of any proceeds of or with respect to any Loan for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" (within the meaning of Regulation U) Margin Stock.

               SECTION 7.21 Other Agreements. Not, and not permit any Material Subsidiary to, enter into any agreement containing any provision which would be violated or breached by the performance of the Company's obligations hereunder, under any Related Document or under any instrument or document delivered or to be delivered by the Company hereunder or thereunder or in connection herewith or therewith or which would violate or breach any provision hereof or thereof or of any such instrument or document.

               SECTION 7.22 Compliance with Applicable Laws. Comply, and cause each Material Subsidiary to comply, with the requirements of all applicable laws, rules, regulations, and orders of all governmental authorities (federal, state, local or foreign, and including, without limitation, Environmental Laws and Insurance
          Laws), a breach of which would in the Company's determination materially and adversely affect the Company's or such Material Subsidiary's business, operations or financial condition, or which would impair the Company's ability to perform its obligations hereunder and under the Related Documents to which it is a party.
                                      SECTION 7A
                              UNRESTRICTED SUBSIDIARIES

               SECTION 7A.1 Unrestricted Subsidiaries. The Company may, from time to time, by written notice to the Agent, a copy of which the Agent shall promptly deliver to each Bank, designate a Subsidiary as an Unrestricted Subsidiary (referred to herein as an "Unrestricted Subsidiary") provided that each of the following conditions is satisfied:

               (a) the proposed Unrestricted Subsidiary shall not be a Material Subsidiary existing on the Initial Closing Date;

               (b) the aggregate Unrestricted Subsidiary Indebtedness of all Unrestricted Subsidiaries, including the Unrestricted Subsidiary Indebtedness of the proposed Unrestricted Subsidiary, shall not exceed $40,000,000;

               (c) If Loans made to the Company under this Agreement were used by the Company directly or indirectly to acquire the proposed Unrestricted Subsidiary, such Loans shall have been repaid by the Company pursuant to the terms hereof;

               (d) the proposed Unrestricted Subsidiary shall have no financial obligations, liabilities or dealings of any kind with the Company or any Material Subsidiary of the Company, except for
          (i) ordinary overhead allocations, (ii) marketing agreements, administration agreements and other agreements which the Company customarily enters into with its Subsidiaries so long as the terms of such agreements are no less favorable to the Company than the terms of agreements the Company enters into with its other Subsidiaries, and (iii) other customary inter-corporate dealings so long as the terms of such dealings are no less favorable to the Company than the terms of dealings the Company enters into with its other Subsidiaries; and

               (e)  the  proposed Unrestricted  Subsidiary shall  not have, permit to exist or incur any undertaking, indebtedness, obligation or other liability pursuant to which recourse may be made to the Company or any Material Subsidiary of the Company, and neither the Company nor any Material Subsidiary of the Company shall be or become a guarantor or surety of, or otherwise be or become responsible in any manner (whether by support agreement or agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to any undertaking, indebtedness, obligation or other liability of such proposed Unrestricted Subsidiary; provided, however, that the proposed Unrestricted Subsidiary shall be permitted to engage in the types of transactions prohibited by this Section 7A.1(e), and the Company shall be permitted to provide guarantees and sureties, if the Company's obligations under such transactions, guaranties and sureties (i) are expressly subordinated to the Company's obligations under this Agreement and (ii) shall not exceed $2,000,000 in the aggregate for any one Unrestricted Subsidiary.

               SECTION 7A.2 Additional Unrestricted Subsidiaries. In addition to the Unrestricted Subsidiaries designated pursuant to
          Section 7A.1 above, the Company and the Majority Banks can agree to designate any Subsidiary as an Unrestricted Subsidiary. Any Unrestricted Subsidiary Indebtedness of an Unrestricted Subsidiary designated as such pursuant to this Section 7A.2 shall be excluded from the calculation of the aggregate Unrestricted Subsidiary Indebtedness permitted pursuant to Section 7A.1.

               SECTION 7A.3   Effectiveness    of    Designation.       The
          designation by the Company of a Subsidiary as an Unrestricted Subsidiary shall become effective five (5) Business Days after the Company delivers a written notice of such designation to the Agent, which notice shall certify that all of the conditions set forth in Section 7A.1 have been satisfied with respect to such Unrestricted Subsidiary. The Agent shall promptly deliver to each Bank a copy of such notice.

               SECTION 7A.4 Effect of Designation. Other than for purposes of the financial statements referenced in Section 7.1 hereof, the assets, liabilities, Unrestricted Subsidiary Indebtedness, income, losses, cash flow, net worth, liens and other relevant amounts and factors concerning any Unrestricted Subsidiary shall be excluded from the computations referenced in Sections 7.6 and 7.9 of this Agreement and, to the extent applicable, the computations referenced in Sections 7.10 through 7.16, inclusive, of this Agreement, and the Unrestricted Subsidiaries shall not be subject to any of the other limitations or restrictions contained herein.

                                      SECTION 8
                      CONDITIONS TO MAKING LOANS AND ISSUING LCS

               Each Bank's obligation to make any Loan and the Issuing Bank's obligation to issue any LC is subject to the satisfaction of each of the following conditions precedent:

               SECTION 8.1 Initial Loans. Each Bank's obligation to make its initial Loan and the Issuing Bank's obligation to issue its initial LC is, in addition to the conditions precedent specified in Section 8.2, subject to the satisfaction of each of the following conditions precedent:

               (a) Fees and Expenses. The Company shall have paid all fees owed to the Agent, the Issuing Bank and each of the Banks and reimbursed the Agent, the Issuing Bank and each of the Banks for all expenses due and payable hereunder on or before the Restatement Closing Date including, but not limited to, ANB's counsel fees provided for in Section 10.4 to the extent such counsel shall have requested payment of such fees.

               (b) Documents. The Agent shall have received in sufficient copies for the Issuing Bank and each of the Banks all of the following, each duly executed and delivered and dated the Restatement Closing Date, in form and substance satisfactory to the Agent, the Issuing Bank and each Bank:

                    (i)   Agreement.    This  Agreement,  executed  by  the
               Company, the Agent and each Bank.

                    (ii) Note.  Promissory Notes, substantially in the form
               of Exhibit A hereto, with appropriate insertions, issued to each Bank and executed by the Company.

                    (iii) Resolutions. Certified copies of resolutions of the Company's Board of Directors or the Executive Committee of the Board of Directors authorizing the execution, delivery and performance of this Agreement and the Related Documents to which the Company is a party and any other documents provided for herein or therein to be executed by the Company.

                    (iv) Consents.    Certified  copies  of  all  documents
               evidencing any necessary corporate action, consents and governmental approvals, if any, with respect to this Agreement, the Related Documents, and any other documents provided for herein or therein to be executed by the Company.

                    (v) Incumbency and Signatures. A certificate of the Secretary or an Assistant Secretary of the Company certifying the names of the officer or officers of the Company authorized to sign this Agreement and the Related Documents to which the Company is a party and any other documents provided for herein or therein to be executed by the Company, together with a sample of the true signature of each such officer. Each Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein.

                    (vi) Opinion  of  Counsel.    Opinion  of  the  general
               counsel or the assistant general counsel to the Company in form and substance reasonably satisfactory to the Agent.

                    (vii) Constitutive Documents. Certified copies of the Company's articles of incorporation and by-laws.

                    (viii) Good Standing Certificates. Certificates of good standing for the Company in Delaware and Illinois and a certificate of the insurance commissioner or similar official of the jurisdiction of incorporation of each Principal Insurance Subsidiary as to the good standing of such Principal Insurance Subsidiary.

                    (ix) Other.   Such  other documents  as the  Agent, the
               Issuing Bank or any Bank may reasonably request.

               SECTION 8.2 All Loans and LCs. Each Bank's obligation to make its initial Loan and each subsequent Loan, including the obligation of such Bank to convert or continue any Loan pursuant to Section 2.4 hereof, and the Issuing Bank's obligation to issue the initial LC and each subsequent LC, or any extension or amendment thereof, is subject to the following conditions precedent that:

               (a) No Default, etc. (i) No Event of Default shall have occurred and be continuing or will result from the making of such Loan or the issuance of such LC, and (ii) the Company's representations and warranties contained in Section 6 shall be true and correct as of the date of such requested Loan or LC with the same effect as though made on the date thereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

               (b) Notice. The Agent shall have received a Notice of Borrowing pursuant to and in accordance with the provisions of
          Section 2.3 hereof or a Notice of Conversion/Continuation pursuant to and in accordance with the provisions of Section 2.4 hereof, as the case may be.


                                      SECTION 9
                          EVENTS OF DEFAULT AND THEIR EFFECT

               SECTION 9.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement following the expiration of any applicable notice or cure period:

               (a) Nonpayment of the Loan. Default in the payment when due of the principal of or interest on any Loan, or the payment when due of any fees or any other amounts payable by the Company hereunder and continuance of such default for five (5) Business Days after the applicable due date, or default in the payment when due of the principal of or interest on any loan made under the Term Loan Credit Agreement, or the payment when due of any fees or any other amounts payable by the Company under the Term Loan Credit Agreement and continuance of such default beyond the applicable grace period as set forth in the Term Loan Credit Agreement.

               (b) Nonpayment of Other Indebtedness. Default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other Indebtedness of, or guaranteed by, the Company or any Material Subsidiary if the aggregate amount of any such other Indebtedness that is accelerated or due and payable, or that may be accelerated or otherwise become due and payable, by reason of such default is $5,000,000 or more, or default in the performance or observance of any obligation or condition with respect to any such other Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or cause any of such Indebtedness of $5,000,000 or more to be prepaid, purchased or redeemed or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such Indebtedness of $5,000,000 or more to become due and payable prior to its expressed maturity or to cause such Indebtedness of $5,000,000 or more to be prepaid, purchased or redeemed.

               (c) Bankruptcy or Insolvency. The Company becomes insolvent or generally fails to pay, or admits in writing its general inability to pay, debts as they become due; or the Company applies for, consents to, or acquiesces in the appointment of, a trustee, receiver or other custodian for the Company, or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or for a substantial part of the property thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Company, and if such case or proceeding is not commenced by the Company, it is consented to or acquiesced in by the Company or remains for 60 days undismissed; or the Company takes any corporate action to authorize, or in furtherance of, any of the foregoing or the insurance commission or department of any Principal Insurance Subsidiary's state of domicile takes any action against such Principal Insurance Subsidiary or the Company in connection with any of the foregoing.

               (d) Specified Noncompliance with this Agreement. Failure by the Company to comply with or to perform under Section 7.2 (only with respect to the maintenance of the existence of the Company), Sections 7.6 through 7.16, inclusive, and Section 7.21 hereunder and continuance of such failure for five (5) Business Days after (i) written notice thereof to the Company from the Agent or (ii) any Authorized Officer of the Company knew or should have known of such failure to comply or perform; provided, however, that, with respect to the failure by the Company to comply with or to perform under Sections 7.10 through 7.14, inclusive, the continuance of such failure shall be extended from five (5) Business Days to thirty (30) days if the Agent receives written notice from the Company prior to the expiration of such five (5) Business Day period that such failure is curable within such thirty (30) day period.

               (e) Other Noncompliance with this Agreement. Failure by the Company to comply with or to perform any provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this Section 9) and continuance of such failure for sixty (60) days after (i) written notice thereof to the Company from the Agent or (ii) any Authorized Officer of the Company knew of such failure to comply or perform.

               (f) Representations and Warranties. Any representation or warranty made by the Company herein or in any Related Document is breached in any material respect or is known by the Company to have been false or misleading in any material respect when given, or any schedule, certificate, financial statement, report, notice, or other writing furnished by the Company to the Agent, the Issuing Bank or any Bank is known by the Company to have been false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

               (g) Employee Benefit Plans. (i) Institution by the PBGC, the Company or any ERISA Affiliate of steps to terminate a Plan subject to Title IV of ERISA if as a result of such termination, the Company or any ERISA Affiliate would be required to make a material contribution to such Plan, or would incur a material liability or obligation to such Plan; (ii) occurrence of a contribution failure with respect to any Plan sufficient to give rise to a lien under Section 302(f) of ERISA, or (iii) incurrence of any material liability (including current or potential withdrawal liability) by the Company or any ERISA Affiliate with respect to any Multiemployer Plan.

               (h) Judgments. There shall be entered against the Company one or more final unappealable judgments or decrees in excess of $5,000,000 in the aggregate at any one time outstanding for the Company, excluding those judgments or decrees (i) that shall have been stayed, vacated or bonded, (ii) that shall have been outstanding less than 30 days from the entry thereof, (iii) for and to the extent to which the Company is insured and with respect to which the insurer specifically has determined that it shall assume responsibility in writing or (iv) for and to the extent to which the Company is otherwise indemnified if the terms of such indemnification are satisfactory to the Majority Banks.

               SECTION 9.2 Effect of Event of Default. If any Event of Default described in Section 9.1(c) shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and all Loans, the Notes and all other Liabilities shall become immediately due and payable, all without presentment, demand or notice of any kind, all of which, except as expressly set forth herein, are hereby expressly waived by the Company; and, in the case of any other Event of Default, the Agent shall, at the request of, or may, with the consent of, the Majority Banks, by written notice to the Company, declare the Commitments (if they have not theretofore terminated) to be terminated and all Loans, the Notes and all other Liabilities to be due and payable, whereupon such Loans, the Notes and all other Liabilities shall become immediately due and payable, all without presentment, demand or notice of any kind, all of which, except as expressly set forth herein, are hereby expressly waived by the Company.


                                      SECTION 9A
                                      THE AGENT

               SECTION 9A.1 Appointment and Authorization. Each Bank hereby appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Related Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Related Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Related Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Related Document or otherwise exist against the Agent.

               SECTION 9A.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Related Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

               SECTION 9A.3 Liability of Agent. None of the Agent-Related Persons shall (i) be liable to any Bank for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Related Document (except for its own gross negligence or willful misconduct) or
          (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any officer thereof contained in this Agreement or in any other Related Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Related Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Related Document, or for any failure of the Company to perform its obligations hereunder or under any Related Document. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Related Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

               SECTION 9A.4   Reliance by Agent.

               (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Related Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks (to the extent not indemnified by the Company) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Related Document in accordance with a request or consent of the Majority Banks (or, when expressly required hereby, all the Banks) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

               (b) For purposes of determining compliance with the conditions specified in Section 8.1, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Bank.

               SECTION 9A.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Banks. The Agent shall take such action with respect to such Event of Default as shall be requested by the Majority Banks in accordance with Section 9; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Banks.

               SECTION 9A.6   Credit    Decision.  Each   Bank    expressly
          acknowledges that none of the Agent-Related Persons has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Related Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company and its Subsidiaries that may come into the possession of any of the Agent-Related Persons.

               SECTION 9A.7 Indemnification. Whether or not the transactions contemplated hereby shall be consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever that may at any time (including at any time following the repayment of the Loans and reimbursement of the LCs and the termination or resignation of the related Agent) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided, however, that no Bank shall be liable for the payment to any Agent-Related Person of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from any Agent-Related Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by the Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Related Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The obligation of the Banks in this Section shall survive the payment of all Obligations hereunder.

               SECTION 9A.8 Agent in Individual Capacity. ANB and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with the Company and its Subsidiaries and Affiliates as though ANB were not the Agent hereunder and without notice to or consent of the Banks. With respect to its Loans, ANB shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" shall include ANB in its individual capacity.

               SECTION 9A.9 Successor Agent. The Agent may resign as Agent upon 30 days' notice to each of the Banks and the Company. If the Agent shall resign as Agent under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks which successor agent shall be approved by the Company, which consent shall not be unreasonably withheld. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 9A and Sections 10.4 and 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. Notwithstanding the foregoing, the Agent's resignation shall not be effective until a successor agent is appointed and such successor agent accepts such appointment as successor agent hereunder.


                                      SECTION 10
                                       GENERAL

               SECTION 10.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Related Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks, acknowledged by the Agent, and, in the case of amendments, signed by the Company, and then any such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks, acknowledged by the Agent, and, in the case of an amendment, signed by the Company, do any of the following:

               (a) increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 2.9) or subject any Bank to any additional obligations;

               (b) postpone or delay any date fixed for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Related Document;

               (c) reduce the principal of, or the rate of interest specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Related Document;

               (d) change the percentage of the Commitments which shall be required for the Banks or any of them to take action hereunder; or

               (e) amend this Section 10.1 or any provision providing for consent or other action by all Banks; and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Related Document.

               SECTION 10.2 Notices. All notices hereunder shall be in writing. Notices given by mail shall be deemed to have been given (i) five (5) Business Days after the date sent if sent by registered or certified mail, postage prepaid, (ii) the next Business Day if sent by overnight delivery service, (iii) the day sent if sent by telecopy or telex if sent prior to 5:00 p.m. local time on a Business Day, otherwise the following day, or
          (iv) the day delivered if sent by personal messenger, and:

               (a) if to the Company, addressed to the Company at its address shown below its signature hereto;

               (b) if to the Agent, addressed to the Agent at the address shown below its signature hereto; or

               (c) if to a Bank, addressed to such Bank at the address shown below its signature hereto;

               or in the case of any party, such other address as such party, by written notice received by the other parties to this Agreement, may have designated as its address for notices.

               SECTION 10.3 Accounting Terms; Computations. Unless otherwise indicated, all accounting terms used herein and not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP as in effect on the Restatement Closing Date. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for purposes of this Agreement such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement or agreed to in writing by the Majority Banks, be made in accordance with GAAP as then in effect.

               SECTION 10.4   Costs, Expenses and Taxes.

               (a) The Company agrees to pay within thirty (30) days after demand by ANB (including in its capacity as Agent) all of ANB's (including in its capacity as Agent) reasonable out-of-pocket costs and expenses (including the reasonable fees and out-of-pocket expenses of ANB's counsel) in connection with the preparation, execution and delivery of this Agreement, the Related Documents and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including, without limitation, all amendments, supplements and waivers executed and delivered pursuant hereto or in connection herewith).

               (b) The reasonable costs and expenses which the Agent (on behalf of itself, the Issuing Bank and all other Banks) incurs in any manner or way with respect to the following shall be part of the Liabilities, payable by the Company within thirty (30) days after demand if at any time after the date of this Agreement the Agent (on behalf of itself, the Issuing Bank and all other Banks): (i) reasonably employs counsel for advice or other representation (A) to represent the Agent (on behalf of itself, the Issuing Bank and all other Banks) in any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by the Agent, the Issuing Bank, such Bank, any other Bank, the Company or any other Person) in any way or respect relating to this Agreement or the Related Documents, (B) to enforce any of the Agent's, the Issuing Bank's or any such Bank's rights with respect to the Company under this Agreement and the Related Documents; and/or (ii) reasonably seeks to enforce or enforces any of the Agent's, the Issuing Bank's or any such Bank's rights and remedies with respect to the Company under this Agreement and the Related Documents; provided, however, that notwithstanding the foregoing, if the interests of the Issuing Bank or any Bank conflict with the interests of such other Bank as determined by the Issuing Bank or such Bank, as the case may be, then the reasonable costs and expenses incurred by the Issuing Bank or such Bank, as the case may be, in respect of the foregoing shall be payable by the Company within thirty (30) days after demand by the Issuing Bank or such Bank, as the case may be.

               (c)  All of  the Company's obligations provided  for in this
          Section 10.4 shall be Liabilities of the Company hereunder.

               SECTION 10.5 Indemnification. In consideration of the Agent's, the Issuing Bank's and each Bank's execution and delivery of this Agreement and each Bank's agreement to extend its Commitment and to make and maintain Loans and the Issuing Bank's commitment to issue LCs, the Company hereby agrees to indemnify, exonerate and hold the Agent, the Issuing Bank and each Bank and each of its officers, directors, employees and agents (herein collectively called the "Bank Parties" and individually called a "Bank Party") free and harmless from and against any and all actions, causes of action, suits, losses, costs (including, without limitation, all documentary or other stamp taxes or duties), liabilities and damages, and expenses in connection therewith (irrespective of whether such Bank Party is a party to the action for which indemnification hereunder is sought) (the "Indemnified Liabilities"), including, without limitation, reasonable attorneys' fees and disbursements, incurred by such Bank Parties or any of them as a result of, or arising out of, or relating to (except for such Indemnified
          Liabilities arising on account of such Bank Party's gross negligence or willful misconduct):

               (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan or LC;

               (b) the execution, delivery, performance, administration or enforcement of this Agreement and the Related Documents in accordance with their respective terms by any of such Bank Parties;

               (c) any misrepresentation or breach of any representation or warranty or covenant herein by the Company.

          If and to the extent that the foregoing agreements described in this Section 10.5 may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

               SECTION 10.6 Captions and References. The recitals to this Agreement (except for definitions) and the section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.

               SECTION 10.7 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent, the Issuing Bank or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

               SECTION 10.8 Governing Law; Jury Trial; Severability. This Agreement and each Note shall be a contract made under and governed by the laws of the State of Illinois, without regard to conflict of laws principles. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Agent, the Issuing Bank and any Bank, which obligations and rights are described herein or in the Note issued to such Bank, shall be in addition to and not in limitation of those provided by applicable law.

               THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (i) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE RELATED DOCUMENTS, ANY LOAN, ANY LC OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR (ii) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT, THE RELATED DOCUMENTS, ANY LOAN, ANY LC, OR ANY SUCH AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.


          ____________________
          Agreed and Acknowledged by the Company

               THE COMPANY IRREVOCABLY AGREES THAT, SUBJECT TO THE AGENT'S, THE ISSUING BANK'S AND EACH BANK'S SOLE AND ABSOLUTE ELECTION, ANY ACTION OR PROCEEDING IN ANY WAY, MANNER OR RESPECT ARISING OUT OF THIS AGREEMENT, THE RELATED DOCUMENTS, ANY LOAN, ANY LC OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY DISPUTE OR CONTROVERSY ARISING IN CONNECTION WITH OR RELATED TO THIS AGREEMENT, THE RELATED DOCUMENTS, ANY LOAN, ANY LC OR ANY SUCH AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT SHALL BE LITIGATED IN THE COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, THE STATE OF ILLINOIS, AND THE COMPANY HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SUCH CITY AND STATE. THE COMPANY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST THE COMPANY BY THE AGENT, THE ISSUING BANK OR ANY BANK IN ACCORDANCE WITH THIS
          SECTION 10.8.

               SECTION 10.9 Counterparts. This Agreement and any amendment or supplement hereto or any waiver or consent granted in connection herewith may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

               SECTION 10.10 Successors and Assigns. Subject to Section 10.12, this Agreement shall be binding upon the Company, each Bank and their respective successors and assigns, and shall inure to the benefit of the Company, each Bank and each Bank's successors and assigns. The Company shall have no right to assign its rights or delegate its duties under this Agreement.

               SECTION 10.11 Prior Agreements. The terms and conditions set forth in this Agreement shall supersede all prior negotiations, agreements, discussions, correspondence, memoranda and understandings (whether written or oral) of the Company and the Agent, the Issuing Bank and any Bank concerning or relating to the subject matter of this Agreement (including, without limitation, the Existing Agreement and the terms set forth in the proposal letter dated October 20, 1993 issued by the Banks to Mr. Peter W. Nauert).

               SECTION 10.12 Assignments; Participations. (a) Each Bank shall have the right to assign, with the written consent of the Company, which shall not be unreasonably withheld, to any Affiliate of such Bank and to one or more banks or other financial institutions, all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans, the LCs and the
          Note issued to such Bank) and the Related Documents. For purposes of this Section, it shall not be unreasonable for the Company to withhold its consent to a proposed assignee if, as a result of such proposed assignment, any one Bank's Commitment Percentage would be in excess of fifty percent (50%) or there would be more than six (6) banks or financial institutions party to this Agreement. Upon any such assignment, (x) the assignee shall become a party hereto and, to the extent of such assignment, have all rights and obligations of such Bank hereunder and under the Related Documents and (y) such Bank shall, to the extent of such assignment, relinquish its rights and be released from its obligations hereunder and under the Related Documents. The Company hereby agrees to execute and deliver such documents, and to take such other actions, as such Bank may reasonably request to accomplish the foregoing. Upon such assignment, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each assignee shall reduce such Commitment of the assigning Bank pro tanto.

               (b) In addition to the assignments permitted in clause (a) of this Section 10.12, each Bank and any assignee pursuant to clause (a) above shall have the right with the written consent of the Company to grant participations to one or more banks or other financial institutions in or to its Commitment, any Loan, any LC, the Related Documents, and the Note held by such Bank or such assignee, provided that (i) each Bank's obligations under this Agreement shall remain unchanged and (ii) the Company and the Agent shall continue to deal solely and exclusively with such Bank. No holder of a participation in all or any part of a Commitment, the Loans, the LCs, the Related Documents, or any Note shall have any rights under this Agreement; provided, however, that, to the extent permitted by applicable law, each holder of a participation shall have the same rights as each Bank under Section 5.3.

               (c) The Company hereby consents to the disclosure of any information obtained in connection herewith (i) by each Bank, to any bank or other financial institution which is an assignee or potential assignee with respect to which the Company has given its written consent pursuant to clause (a) above, and (ii) by each Bank and any assignee pursuant to clause (a) above, to any bank or other financial institution which is a participant or potential participant with respect to which the Company has given its written consent pursuant to clause (b) above, it being understood that each Bank and each assignee shall advise any such bank or other financial institution of its obligation to keep confidential any nonpublic information disclosed to it pursuant to this Section 10.12.

               SECTION 10.13 Confidentiality. Each Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by the Company, or by the Agent on the Company's behalf, in connection with this Agreement or any other Related Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure by such Bank, or
          (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to such Bank; provided, further, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any governmental or regulatory authority to which such Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process, provided that, if it is lawful to do so, such Bank shall give prompt notice to the Company of service thereof so that the Company may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 10.13; (C) when required to do so in accordance with the provisions of any applicable requirement of law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party, (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Related Document, and (F) to such Bank's independent auditors and other professional advisors provided that each such entity agrees to maintain the confidentiality of such information pursuant to the terms of this Section.

               SECTION 10.14 Notification of Addresses, Etc. Each Bank shall notify the Agent in writing of any changes in the address to which notices to such Bank should be directed, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.


                  [Remainder of this page intentionally left blank.]

               IN WITNESS WHEREOF, the Company, the Agent, and each Bank have caused this Agreement to be executed and delivered as of the day and year first above written.

                                        THE COMPANY:

                                        PIONEER FINANCIAL SERVICES, INC.


                                        By:

                                        Title:


                                        1750 Golf Road
                                        Schaumburg, Illinois 60101
                                        Attention:  David Vickers
                                                    Val Rajic
                                        Telephone:  (708) 995-0400
                                        Telecopy:   (708) 413-7195

                                        THE AGENT:

                                        AMERICAN NATIONAL BANK AND TRUST
                                         COMPANY OF CHICAGO






                                        By

                                            Vice President

                                        33 North LaSalle Street
                                        Chicago, Illinois 60690
                                        Attention:  Arthur W. Murray
                                        Telephone:  (312) 661-6943
                                        Telecopy:   (312) 661-6675

                                        THE BANKS:

          COMMITMENT:                   AMERICAN NATIONAL BANK AND TRUST
          $9,000,000                         COMPANY OF CHICAGO


                                        By

                                            Vice President

                                        33 North LaSalle Street
                                        Chicago, Illinois 60690
                                        Attention:  Arthur W. Murray
                                        Telephone:  (312) 661-6943
                                        Telecopy:   (312) 661-6675


          $3,000,000                    FIRSTAR BANK MILWAUKEE, N.A.


                                        By

                                        Title:


                                        777 East Wisconsin Avenue
                                        Milwaukee, Wisconsin 53202
                                        Attention: Stephen E. Check
                                        Telephone: ________________________
                                        Telecopy: _________________________

          $5,000,000                    BANK ONE, ROCKFORD, NA


                                        By

                                        Title:


                                        East State at Mulford Road
                                        Rockford, Illinois 61110-4900
                                        Attention: Robert Opperman
                                        Telephone: (815) 962-3771
                                        Telecopy: (815) 394-1889



                                                              Schedule 6.11


                                   Tax Liabilities





                                        None.



                                                              Schedule 6.17



                                     Subsidiaries


          Principal Insurance Subsidiaries




          Insurance Subsidiaries




          Non-Insurance Operating Subsidiaries